Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

QUINSTREET, INC.,

AMONE CORP.

and

ROD ROMERO

Dated as of October 1, 2018

i

Schedules

Disclosure Schedule (inclusive of all schedules described in Article 3)

Schedule 2.4 – Employee Installment Payments

2.6.22.6.2(g) – Offer Letters

Schedule 6.5 – Transferred Receivables

Schedule 6.8 – Continuing Employee RSUs

Schedule 6.10 – Transferred Domain Names

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT is entered into on October 1, 2018 (the “Agreement Date”), by and among QuinStreet, Inc., a Delaware corporation (“Buyer”), AmOne Corp., a Florida Corporation (the “Company”), and Rod Romero, an individual (“Seller”). Buyer, the Company and Seller are referred to collectively herein as the “Parties.”

WHEREAS, Seller is the owner of 7,500 shares of the Common Stock of the Company (the “Shares”), which shares constitute all of the issued and outstanding capital stock of the Company;

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Shares in accordance with this Agreement (the “Share Purchase”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

1.    DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“Acquired Entities” means collectively, Company and its Subsidiaries.

“Affiliate” means any Person that, directly or indirectly, through one or more Persons, controls, is controlled by or is under common control with the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise. An Affiliate shall not include employees of the Company or Buyer based solely on the fact they are employees of the Company or Buyer and may report to Seller.

“Agreement” means this Share Purchase Agreement, including all Annexes, Exhibits and Schedules hereto.

“Agreement Date” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 2.5.1.

“Ancillary Agreement” means any contract, certificate or other document that is executed by any of the Parties (or any of their respective Affiliates), pursuant to or in connection with this Agreement on the Closing Date.

“Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in San Francisco, California generally are closed or authorized by Law to be closed for business.

“Business IP Agreement” means any Contract concerning Intellectual Property Rights to which the Company is a party or is otherwise bound, including any (a) license of Intellectual

Property Rights by the Company to any Person, (b) Contract between the Company and any Person relating to Licensed Intellectual Property, and (c) Contract between the Company and any Person relating to the transfer, development, maintenance or use of Intellectual Property Rights, or the development or transmission of any data related thereto.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2.1.

“Cash” means the aggregate amount of all unrestricted cash and cash equivalents of a Person required to be reflected on a balance sheet of such Person prepared in accordance with GAAP (for clarity, excluding the amount of any wires, checks or bank overdrafts made by such Person that have not yet cleared).

“Chosen Courts” has the meaning set forth in Section 9.9.

“Closing” has the meaning set forth in Section 2.4.1.

“Closing Consideration” means an amount in cash equal to (i) Twenty-Million Three Hundred Thirty Thousand Dollars ($20,330,000), plus, (ii) the amount of the Company’s Cash (as of the opening of business on the Closing Date), plus (iii) the amount of the Company’s Net Asset Surplus (as of the opening of business on the Closing Date) (if any), minus (iv) the amount of the Company’s Debt (as of the opening of business on the Closing Date) (if any), minus (v) the amount of the Company’s Net Asset Deficit (as of the opening of business on the Closing Date) (if any), minus (vi) the Company’s unpaid Transaction Expenses (as of the opening of business on the Closing Date) (if any).

“Closing Date” has the meaning set forth in Section 2.4.1.

“Closing Financial Certificate” means a certificate executed by Seller, dated as of the Closing Date, certifying as of the opening of business on the Closing Date: (i) the amount of the Company’s Cash; (ii) the amount of the Company’s Debt; and (iii) the amount of the Company’s Net Asset Balance; (iv) the amount of the Company’s unpaid Transaction Expenses.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Bonuses” means all Liabilities of the Company to current or former employees, directors, consultants and contractors for cash payments that are paid or payable by the Company (or any subsidiary) in connection with this Agreement or the transactions contemplated hereby, or otherwise outside the ordinary course of business consistent with past practice, including without limitation any severance, bonus or other payments due upon consummation of the Share Purchase or upon termination of employment or service or any other event, before, upon or following the Share Purchase or otherwise.

“Company Data” means all data contained in any IT systems or other databases used by the Company (including any and all proprietary information, User Data, listings and other content displayed or distributed on or through any Company Offering) and all other information, data and compilations thereof used by, or necessary to the business of, the Company.

“Company Plan” has the meaning set forth in Section 3.11.1.

“Company Offerings” means (i) any product or service (including hosted software or cloud services) offered, licensed, provided, sold, distributed, or made available by or for the Company at any time, and any product or service under design or development (or designed or developed) by or for the Company at any time, including any version or release of the foregoing, together with any related documentation, materials, or information, (ii) each website maintained by or for the Company, including both public and private websites and any platform, computer software used for each Company website, and (iii) the Company Data.

“Confidential Information” has the meaning set forth in Section 6.2.1.

“Continuing Employee” has the meaning set forth in Section 6.8.

“Contract” means any written or oral contract, agreement, license, lease, sales order, purchase order, indenture, mortgage, note, bond, warrant, instrument, undertaking, arrangement or commitment (including all amendments, supplements and modifications thereto).

“D&O Insurance” has the meaning set forth in Section 7.11.

“Debt” means, with respect to any Person, (a) all indebtedness of such Person for borrowed money, whether or not contingent, including accrued but unpaid interest thereon, (b) all obligations of such Person for the deferred purchase price of property or services (excluding accounts payable and payroll arising in the Ordinary Course of Business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, including, in each case, accrued but unpaid interest thereon, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations, contingent or otherwise, with respect to letters of credit or similar instruments, (f) unfunded Liabilities under defined benefit Plans, (g) all obligations secured by any Lien existing on property owned by such Person, (h) all Debt of others (as described in clauses (a) through (g)) guaranteed by such Person, and (i) all premiums, penalties, fees, expenses, breakage costs, balloon payments and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of repayment or termination, as a result of the consummation of the transactions contemplated hereby or in connection with any lender consent.

“Deductible” has the meaning set forth in Section 7.2.3.

“Disclosure Schedule” has the meaning set forth in Article 3.

“Excluded Company Liabilities” means any and all Liabilities arising out of acts or omissions by or on behalf of the Company before the Closing (including without limitation (i) any and all Liabilities arising from or relating to the operation by the Company of its business, including the design, development, marketing, licensing, sale, distribution, provision and/or use of any Company product or service before the Closing, (ii) any and all Liabilities arising from any breach, violation or default (or allegation thereof) under any Contract to which the Company is a party or is bound occurring before the Closing, and (iii) any and all Liabilities arising from any violation (or allegation thereof) by the Company or any of its officers, directors, stockholders, employees, contractors or agents of any applicable Law occurring before the Closing), other than current Liabilities (as determined under GAAP) incurred in the Ordinary Course of Business before the Closing and reflected as such in the Closing Financial Certificate or Financial Statements.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in §3(3) of ERISA), any employment agreement or consulting agreement, retirement or deferred compensation plan, incentive compensation plan, stock plan, stock purchase plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or other welfare benefit plan (including any self-insured arrangements), disability benefits, supplemental unemployment benefits, or any fringe benefit arrangement for any current or former employee, director, consultant or agent, whether pursuant to contract or arrangement, whether or not terminated, whether or not in writing and whether or not subject to ERISA.

“Employee Installment Payments” has the meaning set forth in Section 2.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of §414 of the Code.

“Financial Statements” has the meaning set forth in Section 3.4.1.

“Fundamental Warranties” means the representations and warranties set forth in Sections 3.1 (Due Formation), 3.2 (Capitalization), 3.18 (Debt), 4.1 (Due Authorization), 4.2 (Consents and Approvals) 4.3 (Title to Shares), and 4.4 (Litigation).

“GAAP” means United States generally accepted accounting principles in effect from time to time consistently applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Governmental Authority” means any federal, state, provincial, local or foreign government, or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, provincial, local or foreign government, including any quasi-governmental entity established to perform such functions, in each case having jurisdiction over the Person, property or matter in question.

“Indemnified Party” has the meaning set forth in Section 7.4.1.

“Indemnified Taxes” means (a) any Taxes of the Company or any subsidiary of the Company with respect to any Pre-Closing Tax Period, (b) any Taxes of the Seller, (c) any Taxes for which the Company or any subsidiary of the Company is liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group, (d) any Taxes of another Person for which the Company or any subsidiary of the Company is liable as a result of being a successor or transferee of such Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, by Contract or otherwise and, (e) any Taxes attributable to the transactions contemplated by this Agreement, including, without limitation, any Transfer Taxes. In the case of any Taxes of the Company that are payable for a Straddle Period, such Taxes shall (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of any other such Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Straddle Period ended on the Closing Date.

“Indemnifying Party” has the meaning set forth in Section 7.4.1.

“Installment Payments” has the meaning set forth in Section 2.3.

“Installment Release Dates” has the meaning given that term in Section 7.8.2.

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property Rights” means, whether arising under the Laws of the United States, any state or other political subdivision thereof, any other country or political subdivision thereof or any international treaty regimes or conventions, whether or not filed, perfected, registered or recorded: (a) patents and patent applications, including continuations, divisionals, continuations-in-part, provisionals or reissues of patent applications and patents issuing thereon; (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, slogans, logos, Internet domain names or corporate names or other identifiers of source or goodwill, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (c) works of authorship and databases, including all copyrights and all registrations and applications therefor; (d) confidential and proprietary information, trade secrets, know-how, formulae, data, programs, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), and software, and database or other compilation; (e) right of publicity and personality; (f) moral right, (g) mask work; and (h) any other intellectual property or proprietary right throughout the world.

“IRS” means the Internal Revenue Service.

“IT System” means any information technology and computer system (including software, information technology and telecommunication hardware, network and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information and any support, disaster recovery and online service whether or not in electronic format, that are, in each case, under the Company’s control and that are used in or necessary to the conduct of the Company’s business.

“Knowledge” means, with respect to any Person, the actual knowledge of such Person after reasonable inquiry.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, injunction, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Liability” or “Liabilities” means any liability, duty or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, known or unknown and whether due or to become due.

“Licensed Intellectual Property” means all Intellectual Property Rights which the Company uses or is necessary to the use of the Company’s business as currently conducted and proposed to be conducted, excluding Owned Intellectual Property.

“Lien” means any mortgage, pledge, lien, encumbrance, collateral assignment, security interest, easement, encroachment, restriction (including restriction on use), option, deed of trust, title retention, conditional sale or other security arrangement, or any license, order or charge, or any adverse claim of title, ownership or use, or agreement of any kind restricting transfer, or any other right of any third party or encumbrance whatsoever. For clarity, a non-exclusive license of intellectual property shall in no event be considered a Lien.

“Losses” means all liabilities, injunctions, judgments, orders, decrees, rulings, awards, damages, dues, penalties, fines, costs, remedial or response action costs, Taxes, Liens, losses, expenses and fees, including court costs, attorneys’ and consultants’ fees and expenses of defense, enforcement, investigation and litigation related thereto that, in each case, are imposed on or incurred, suffered, paid or accrued by the specified Person.

“Material Adverse Effect” means any effect or change that, individually or when taken together with all such other effects or changes (a) is materially adverse to the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Company, or (b) prevents any Party from timely consummating the transactions contemplated hereby or performing its obligations hereunder; provided, however, that the following shall not be deemed to constitute a Material Adverse Effect: (i) changes in conditions affecting the industry in which the Company operates; (ii) acts of war or terrorism; (iii) general economic conditions within the United States; (iv) conditions in the securities markets, credit markets, currency markets or other financial markets in the United States; (v) natural or man-made disasters or other force majeure events; (vi) changes in Law or GAAP; or (vii) the failure, in and of itself, of the Company to meet internal projections (provided that the underlying cause of such failure may still be taken into account in determining whether a Material Adverse Effect exists); except in the case of each of clauses (i)-(vi), unless and to the extent that they have a disproportionate effect on the Company as compared to the other companies in the industry in which the Company operates.

“Material Contract” means any Contract to which the Company is a party which:

(i)	represents revenue of the Company which exceeds $100,000;

(ii)	represents an expenditure of the Company which exceeds $25,000;

(iii)

expressly limits or excludes the Company’s or, after the Closing, Buyer’s or its Affiliates’, right to do business (including Contracts containing exclusivity obligations) and/or compete in any area or field (whether limited by reference to a geographical area or type of business);

(iv)	involves committed capital expenditure by the Company in excess of $25,000;

(v)	creates any Lien over the Company’s business, undertaking or any of its assets;

(vi)	relates to any incurrence, assumption or guarantee of Debt;

(vii)

relates to any joint venture agreement, partnership agreement or similar agreement or any agreement relating to the acquisition or disposition of any business, capital stock or assets of the Company or any other Person (whether by merger, sale of stock, sale of assets or otherwise);

(viii)	relates to real property owned, leased, occupied or used by the Company;

(ix)

includes any “most favored nation” provision, right of first offer or refusal, minimum revenue, exclusivity provision or other such commitments, or other similar terms favoring any other person that would be binding on the Company or would purport to bind Buyer or and of its Affiliates following the Closing;

(x)	includes the Seller or any Affiliate of the Seller (other than the Company) as a party;

(xi)	binds or purports to bind Buyer or any of its Affiliates;

(xii)	is a power of attorney or other similar Contract or grant of agency related to the business of the Company;

(xiii)

is a customer Contract that (A) does not expressly cap the liability thereunder of the Company to an amount less than or equal to the aggregate fees paid to the Company under such Contract or (B) expressly permits special, consequential or punitive damages to be recovered against the Company;

(xiv)	involves a settlement;

(xv)

is a Contract with the Company’s users, customers or clients other than pursuant to the Company’s standard form of each such agreement (without material deviation) that has been provided to the Buyer (each such form of agreement, a “Standard Form Agreement”);

(xvi)	any Contract imposing any support, maintenance or service obligations on the part of the Company (other than pursuant to the Standard Form Agreements);

(xvii)

is a Contract that includes an obligation by the Company to indemnify any other person or entity against any claim of infringement, misappropriation, misuse, dilution or violation of any Intellectual Property Rights and any other Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or indebtedness of any other person or entity;

(xviii)	any Contract or subcontract to which any Governmental Authority, university, college other educational institution or research center is a party; or

(xix)	is otherwise a Contract that is material to the Company.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Net Asset Balance” means, (a) the Company’s total assets (as defined by and determined in accordance with GAAP) less (b) the Company’s total liabilities (as defined by and determined in accordance with GAAP). However, for purposes of calculating Company’s Net Asset Balance, (1) the Company’s assets shall exclude all Cash and all Transferred Receivables (2) the Company’s liabilities (i) shall include all unpaid Liabilities for taxes for Pre-Closing Tax Periods, whether or not such Liabilities for Taxes would then be due and payable or classified as liabilities under GAAP, (ii) shall exclude all Company Debt, and (iii) shall exclude Company Bonuses and other Transaction Expenses.

“Net Asset Deficit” means the amount (expressed as a positive number) by which the Net Asset Balance is less than zero ($0).

“Net Asset Surplus” means the amount (expressed as a positive number) by which the Net Asset Balance is greater than zero ($0).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Intellectual Property” means all Intellectual Property Rights owned or exclusively licensed or purported to be owned by the Company.

“Party” has the meaning set forth in the preamble.

“Permitted Lien” means (i) statutory liens for Taxes that are not yet due and payable, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) with respect to Company securities, any restrictions on transfer imposed by applicable federal and state securities laws and (vi) any Lien which does not materially adversely affect the use or value of the asset subject to such Lien.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity or Governmental Authority.

“Personal Communications” has the meaning set forth in Section 6.11.

“Personal Information” means, in addition to all information defined or described by the Company as “personal data”, “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company’s privacy policies or other public-facing statement, any information regarding or that is associated with an individual or device, including: (i) information that identifies, is used to identify (alone or in combination with other information) or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, face geometry, or biometric information, and any other data used to identify, contact or precisely locate an individual, (ii) any data regarding any activity of an individual online or on a mobile device or other application, when such information is associated with an identifiable individual, and (iii) any Internet Protocol address or other persistent identifier. Personal Information relates to any individual, including any user of any Internet or device application who views or interacts with any Company Offering, who is a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privacy Law” means any Law that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information or User Data and any such Law governing data or security breach notification, any penalties and compliance with any order, including the Children’s Online Privacy Protection Act, the Telephone Consumer Protection Act, the California Online Privacy Protection Act, the Video Privacy Protection Act, the Communications Decency Act, the Payment Card Industry Data Security Standard, the CAN-SPAM Act and Canada’s Anti-Spam Legislation, HIPAA, the Federal Trade Commission (FTC) Health Information Breach Notification Rule (16 CFR Part 318) Health Insurance Portability and Accountability Act (each as amended from time to time) and the General Data Protection Regulation (“GDPR”).

“Proceedings” means any judicial or administrative action, investigation, audit, claim, suit, arbitration, proceeding or other litigation before a Governmental Authority or arbitrator.

“Restricted Business” means any business that offers products or services substantially similar to those that the Company offered as of the Agreement Date, including any business that provides lead generation for financial products and services (including by matching prospective borrowers with prospective lenders).

“Restricted Period” means three (3) years from and after the Closing Date.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Share Purchase” has the meaning set forth in the recitals.

“Shares” has the meaning set forth in the recitals.

“Straddle Period” means any Tax period which begins on or before the Closing Date and ends after the Closing Date.

“Tax Return” means any return, report or other information or filing required by Law to be filed with a Governmental Authority or supplied to any Person in connection with any Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge (direct or reverse) of any kind whatsoever in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount in relation to such tax (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Taxing Authority”), (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or group (including any arrangement for group or consortium relief or similar arrangement) for any Taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person or otherwise by operation of law.

“Third-Party Claim” has the meaning set forth in Section 7.4.1.

“Total Consideration” means the sum of (i) the Closing Consideration, plus (ii) the amount of the Installment Payments (to the extent payable in accordance with this Agreement).

“Transaction Expenses” means (a) all third party fees and expenses incurred by the Company in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby whether or not billed or accrued (including any fees and expenses of legal counsel, accountants and tax advisors, the maximum amount of fees and expenses payable to financial and tax advisors, investment bankers and brokers of the Company, and any such fees and expenses incurred by Seller or Company employees, paid for or to be paid for by the Company), and (b) all Company Bonuses, including all employer side payroll Taxes payable in connection therewith.

“Transfer Taxes” has the meaning set forth in Section 9.14.

“Unresolved Portion” has the meaning given that term in Section 7.8.2.

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company from any third party user of any website or any Company Offering.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and any similar foreign, state or local Law.

2.    BASIC TRANSACTION.

2.1    Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer all of the Shares, and Buyer shall purchase from Seller all of the Shares, free and clear of all Liens.

2.2    Closing Consideration. Upon the Closing, the Closing Consideration shall be paid to the Seller by Buyer as provided herein.

2.3    Installment Payments. Subject to the terms and conditions set forth in Article 7, the Employee Installment Payments and adjustments set forth in Section 2.4 and the adjustments set forth in Section 2.8, as additional consideration for the purchase of the Shares, Buyer shall pay to Seller the following additional payments (collectively, the “Installment Payments”):

2.3.1    $2,000,000 within 5 Business Days of the date that is 6 months after the Closing Date (the “First Installment Payment”);

2.3.2    $2,000,000 within 5 Business Days of the date that is 12 months after the Closing Date (the “Second Installment Payment”);

2.3.3    $2,000,000 within 5 Business Days of the date that is 18 months after the Closing Date (the “Third Installment Payment”); and

2.3.4    $2,000,000 within 5 Business Days of the date that is 24 months after the Closing Date (the “Fourth Installment Payment”).

2.4    Employee Installment Payments. Each time Buyer is to pay an Installment Payment to Seller pursuant to Section 2.3, Buyer shall pay, or cause the Company to pay, no later than the next regularly scheduled Company payroll date, a percentage of the Installment Payment directly to the managers and employees listed on Schedule 2.4 (collectively, the “Employee Installment Payments”) in the amounts corresponding the percentages of the

Installment Payment listed in the schedule under the heading “Employee Installment Payments,” subject to reduction for all applicable withholding. The Employee Installment Payments, together with all employer side payroll Taxes payable in connection therewith, will reduce, dollar for dollar, the Installment Payments that shall be paid to Seller under Section 2.3. The managers and employees listed on Schedule 2.4 shall be entitled to each such Employee Installment Payment under all circumstances whether or not the manager or employee is employed by the Buyer at the time the Employee Installment Payment is due.

2.5    Employee Closing Payments. No later than the next regular Company payroll date following the Closing, the Company shall pay to the Company managers and employees set forth on Schedule 2.4 the amounts listed on the schedule under the heading “Employee Closing Payments”, subject to reduction for all applicable withholding, which amounts shall be reflected as Company Bonuses as defined herein.

2.6    Closing. Subject to the terms and conditions of this Agreement, the closing of the sale of the Shares to Buyer (the “Closing”) shall take place on the date hereof at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 550 Allerton Street, Redwood City, California 94063. Notwithstanding the foregoing, the parties anticipate conducting the Closing through the electronic exchange of .pdf signature pages at or before the Closing. The date on which the Closing actually occurs is the “Closing Date.”

2.6.1    Closing Deliverables by the Buyer. At the Closing, Buyer shall deliver an amount in cash equal to the Closing Consideration by wire transfer in immediately available funds to the bank account previously designated by Seller in writing.

2.6.2    Closing Deliverables by the Company and the Seller. At the Closing, the Company and the Seller shall deliver the following:

(a)    All stock certificates representing the Shares and stock powers to transfer the Shares from the Seller to the Buyer;

(b)    a properly executed statement, in a form reasonably acceptable to Buyer (a “FIRPTA Certificate”), for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445 2(c)(3).

(c)    Two (2) executed IRS Forms 8023;

(d)    A recent good standing certificate regarding the Company from the office of the Secretary of State of Florida;

(e)    A certificate executed by Seller enclosing a true, correct and complete copy of the articles of incorporation of the Company;

(f)    A consulting agreement executed by Seller;

(g)    Offer Letters executed by each of the individuals identified in Schedule 2.6.2(g);

(h)    The duly executed Closing Financial Certificate.

2.7    Withholdings. Notwithstanding anything in this Agreement to the contrary, Buyer or the Company shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer or the Company are required to deduct and withhold with respect to the making of such payment under the Code or any tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

2.8    True-Up.

(a)    No later than ninety (90) calendar days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a certificate (the “Post-Closing Statement”), executed by an executive officer of Buyer, setting forth Buyer’s good faith calculation of as of the opening of business on the Closing Date: (i) the amount of the Company’s Cash; (ii) the amount of the Company’s Debt; and (iii) the amount of the Company’s Net Asset Balance; (iv) the amount of the Company’s unpaid Transaction Expenses, together with a calculation of the Closing Consideration based on the foregoing amounts as well as reasonably detailed supporting documentation for such calculation.

(b)    Seller shall have thirty (30) days following its receipt of the Post-Closing Statement (the “Review Period”) to review the same. On or before the expiration of the Review Period, Seller shall deliver to Buyer a written statement accepting or disputing the Post-Closing Statement. In the event that Seller shall dispute the Post-Closing Statement, such statement shall include a reasonably detailed itemization of Seller’s objections and the reasons therefor (such statement, a “Dispute Statement”). Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the Parties and not subject to appeal. If Seller does not deliver a Dispute Statement to Buyer within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding on the Parties and not subject to appeal. For clarity, any accounts receivable reflected in the Closing Financial Certificate that are not collected within seventy-five (75) calendar days after the Closing Date may be treated by Buyer as invalid in the Post-Closing Statement and such treatment may not be disputed by Seller in the Dispute Statement.

(c)    If Seller delivers a Dispute Statement during the Review Period, Buyer and Seller shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) calendar days immediately following Buyer’s receipt of the Dispute Statement, or such longer period as Buyer and Seller may mutually agree (the “Resolution Period”). Any such disputed items that are mutually resolved in writing by Buyer and Seller during the Resolution Period shall be final and binding on the Parties and not subject to appeal. If Buyer and Seller do not mutually resolve in writing all such disputed items by the end of the Resolution Period, Buyer and Seller shall submit all items remaining in dispute with respect to the Dispute Statement to an independent accounting firm (in each case, as Buyer and Seller shall reasonably agree) (the “Accounting Firm”) for review and resolution. The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall determine only those items remaining in dispute between Buyer and Seller, and shall only be permitted or authorized to determine an amount with respect to any such disputed item that is within the range of the amount of such disputed item as proposed by Buyer in the Post-Closing Statement and the amount of such disputed item as proposed by Seller in the Dispute Statement. Each of Buyer and Seller shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other Party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Buyer and Seller a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Buyer and Seller) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding on the Parties and not subject to appeal. All fees and expenses relating to the work (if any) to be performed by the Accounting Firm will be allocated between Buyer, on the one hand, and Seller (on behalf of the Effective Time Holders), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of such items so submitted. Such allocation calculation shall be made by the Accounting Firm as part of its determination.

(d)    The Closing Consideration, calculated based on: (i) the amount of the Company’s Cash; (ii) the amount of the Company’s Debt; and (iii) the amount of the Company’s Net Asset Balance; (iv) the amount of the Company’s unpaid Transaction Expenses, each as deemed final and binding on the Parties pursuant to this Section 2.8, is referred to herein as the “Final Closing Consideration”.

(e)    If the amount of the Final Closing Consideration exceeds the amount of the Closing Consideration calculated based on the Closing Financial Certificate (such excess amount, the “Positive Adjustment”), then then the amount of such Positive Adjustment will be added to the First Installment Payment.

(f)    If the amount of the Closing Consideration calculated based on the Closing Financial Certificate exceeds the amount of the Final Closing Consideration (the “Negative Adjustment”), the amount of such Negative Adjustment shall be recovered by Buyer via offset against the First Installment Payment, and in the event that after such offset a portion of the Negative Adjustment remains unpaid, then Buyer in its sole discretion may offset such remaining unpaid amount against the Second Installment Payment or may require Seller to repay such amount to Buyer.

(g)    Any payment made under this Section 2.8, to the maximum extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Total Consideration.

3.    REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY. Except as set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (the “Disclosure Schedule”), Seller hereby represents and warrants to Buyer as of the Agreement Date:

3.1    Due Formation. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Florida, with all requisite power and authority to own, lease and operate its properties as presently owned, leased and operated and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it require such qualification, except where the failure to be qualified would not be material to the Company. Schedule 3.1 sets forth a list of each jurisdiction in which the Company is currently qualified to do business. All corporate actions taken by the Company in connection with this Agreement and Ancillary Agreements have been duly authorized.

3.2    Capitalization.

3.2.1    The Shares have been duly authorized and validly issued to Seller and were not issued in violation of any preemptive rights or applicable Laws. Seller owns the Shares free and clear of all Liens. The Shares held by Seller represent all of the issued and outstanding Shares or other equity securities of the Company, and, other than Seller, no Person has any record, legal or beneficial ownership of any shares or other equity securities or rights to acquire any shares or other equity securities of the Company. Other than the Shares held by the Seller, no Person has ever had any record, legal or beneficial ownership of any shares or other equity securities or rights to acquire any shares or other equity securities of the Company. There are no (a) voting trusts, stockholder agreements, proxies or other understandings in effect with respect to the voting or transfer of the Shares or (b) issued or outstanding equity appreciation, phantom equity, profit participation or similar rights or similar interests having equity features with respect to the Company.

3.2.2    The Company does not have any subsidiaries and does not own any interest (equity or debt) in any Person.

3.3    Condition of, Title to and Sufficiency of Assets.

3.3.1    Schedule 3.3.1 sets forth a true, correct and complete list as of the Agreement Date of all of the fixed assets and tangible personal property owned by the Company. All of the tangible assets of the Company, whether owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), are adequate and suitable for their present and intended uses and, to the Knowledge of Seller, are free from defects other than such minor defects as do not interfere with the intended use thereof in the Ordinary Course of Business or adversely affect the resale value thereof.

3.3.2    The Company has good, valid, marketable and indefeasible title to, is the lawful owner of or has a valid leasehold interest in, and in each case has custody and control of, all of its assets free and clear of all Liens (other than Permitted Liens and licenses of products and services to clients of the Company entered into in the Ordinary Course of Business). The assets, properties and rights of the Company (together with any Licensed Intellectual Property) comprise all of the material assets, properties and rights of every type and description, whether real or personal, tangible or intangible reasonably necessary for the continued operation of the Company’s business as currently conducted.

3.4    Financial Statements; No Undisclosed Liabilities.

3.4.1    Seller has previously made available to Buyer (a) an unaudited balance sheet of the Company as of December 31, 2017 and the related statement of income and (b) an unaudited balance sheet of the Company as of August 31, 2018, and the related statement of income (collectively, the “Financial Statements”). The Financial Statements (including the notes thereto, if any) were prepared from, are in accordance with the accrual basis method of accounting, applied on a consistent basis throughout the period involved, and accurately reflect the books and records of the Company. The Financial Statements present fairly in all material respects the financial condition of the business of the Company as of such dates and the results of operations of the business of the Company for such periods. The Financial Statements (including the notes thereto, if any) make full and adequate disclosure of, and provision for, all material Liabilities of the Company as of such dates. The Company maintains a standard system of accounting established and administered in accordance with the accrual basis method of accounting, applied on a consistent basis throughout the period involved.

3.4.2    Except for Liabilities that are (a) set forth in the Financial Statements, (b) incurred since August 31, 2018 in the Ordinary Course of Business that are not material in the aggregate, or (c) for Company Bonuses or other Transaction Expenses, the Company does not have any Liabilities.

3.5    No Adverse Effects or Changes. Since August 31, 2018, the Company has conducted and operated its businesses only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since August 31, 2018 to the Agreement Date, the Company has not:

3.5.1    experienced or been affected by any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

3.5.2    amended its articles of incorporation;

3.5.3    split, combined or reclassified any of its Shares or other equity securities;

3.5.4    issued, sold or otherwise disposed of any of its Shares or other equity securities, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Shares or other equity securities;

3.5.5    merged, consolidated or made any capital investment into or with any other Person or acquired or combined with (by merger, consolidation, acquisition of securities or assets or otherwise) any corporation, partnership or other business organization or division or any material assets of any other Person or adopted any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

3.5.6    incurred, assumed or guaranteed any Debt;

3.5.7    experienced any material damage, destruction or loss (whether or not covered by insurance) of any asset or property;

3.5.8    sold, leased, licensed, transferred, assigned or otherwise disposed of any of its material assets, tangible or intangible (other than sales and licenses of products and services to customers of the Company for revenue in the Ordinary Course of Business on the Company’s standard terms and conditions, a complete and accurate description of which are set forth on Schedule 3.5.8);

3.5.9    (a) granted to any employee any increase in compensation or benefits (other than in the Ordinary Course of Business consistent with past practices), (b) granted to any employee any increase in severance or termination pay, (c) entered into or amended any employment, consulting, indemnification, severance or termination agreement with any employee (other than at will employment agreements or consulting agreements, in either case, which may be terminated by the Company without notice or Liability), (d) established, adopted, entered into, become liable under or with respect to any Employee Benefit Plan or amended or terminated any Company Plan (other than amendments and renewals in the Ordinary Course of Business and consistent with past practices) or (e) taken any action to accelerate any payments, rights or benefits, or made any material determinations not in the Ordinary Course of Business, under any Company Plan;

3.5.10    entered into any Contract relating to any Owned Intellectual Property Rights or any Licensed Intellectual Property, including for the mortgage, pledge, sale, transfer or purchase of any such Intellectual Property Rights, other than in connection with the sale and license of products and services to customers of the Company for revenue in the Ordinary Course of Business on the Company’s standard terms and conditions;

3.5.11    made a material change in any financial method of accounting or accounting practice of the Company, except to conform to GAAP or as disclosed in the notes to the Financial Statements; or

3.5.12    changed in any material respect any methods of operation, including practices and policies relating to producing, purchasing, inventories, marketing, licensing, selling and pricing.

3.6    Legal Compliance. The Company has complied in all material respects with all applicable Laws related to the ownership and operation of its businesses, including Laws related to properties, sales practices, employment practices, terms and conditions of employment, labor relations and collective bargaining, leave laws, workers’ compensation, unemployment compensation, immigration, income tax, notice for mass layoffs, wages and hours, safety, occupational health and safety and civil rights. Neither the Company nor any Company Plan has received any notice, which has not been dismissed or otherwise disposed of, that the Company has not so complied with all applicable Laws. The Company has not been charged or threatened with, and, to the Knowledge of Seller, the Company is not under investigation with respect to, any violation of any Law related to the ownership or operation of its business.

3.7    Tax Matters.

3.7.1    The Company has made a valid election, effective since its inception, for Company to be treated as an S corporation within the meaning of Code Section 1361(a) (and any corresponding or similar provision of other applicable Law). For federal and applicable state and local income Tax purposes, Company has properly qualified as an S corporation since the effective date of such election through the date of this Agreement, and will properly qualify as an S corporation through and until the Closing Date in all jurisdictions in which it is subject to Tax. Since the effective date of such elections, the Company has never been subject to income Tax as a C corporation within the meaning of Code Section 1361(a) (or any corresponding or similar provision of other applicable Law).

3.7.2    Each subsidiary of the Company has made a valid election, effective since its inception, for such subsidiary to be treated as a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3) (and any corresponding or similar provision of other applicable Law). For federal and applicable state and local income Tax purposes, each such subsidiary has properly qualified as a qualified subchapter S subsidiary since the effective date of such election through the date of this Agreement, and will properly qualify as a qualified subchapter S subsidiary through and until the Closing Date in all jurisdictions in which it is subject to Tax. Since the effective date of each such subsidiary’s election, such subsidiary has never been subject to income Tax as a C corporation within the meaning of Code Section 1361(a) or any corresponding similar provision of other applicable Law.

3.7.3    The Company will not be obligated to pay Tax under Code Section 1374 (or any corresponding or similar provision of other applicable Law) in connection with the transactions contemplated by this Agreement. Neither Company nor any subsidiary of the Company has in the past five (5) years (i) acquired assets from another corporation in a transaction in which Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired stock of any corporation that is a qualified subchapter S subsidiary.

3.7.4    No shareholder of the Company has any claim (contractual or otherwise) for any dividend or distribution from Company as a result of the pass-through to such shareholder of any income or gain of the Company under Code Section 1366.

3.7.5    Each of Acquired Entities has timely filed with the appropriate Taxing Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all Tax Returns required by Law to be filed by it, and all such filed Tax Returns are true, correct and complete.

3.7.6    All Taxes due and payable by or with respect to any of the Acquired Entities, whether or not shown to be due on any Tax Return, have been timely paid in full. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or payable, each of the Acquired Entities have made due and sufficient accruals for such Taxes on the Latest Balance Sheet. Since the date of the Latest Balance Sheet, no Acquired Entity has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.

3.7.7    All Taxes required to have been withheld and paid by each of the Acquired Entities under applicable Law, including in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person, have been timely withheld and paid to the appropriate Taxing Authority, and all IRS Forms W-2 and 1099 and other applicable information reporting required with respect thereto have been properly completed and timely filed.

3.7.8    No examination or audit or other action of or relating to any Tax Return of any Acquired Entity by any Taxing Authority is currently in progress, threatened or contemplated. No deficiency with respect to Taxes has been threatened, contemplated, proposed, asserted or assessed against any Acquired Entity which has not been fully paid or adequately reflected on the Financial Statements. There is no audit, claim or assessment in progress, pending, contemplated, proposed, asserted or threatened against or with respect to any Acquired Entity by any Governmental Entity in respect of any Tax or Tax Return, and no Taxing Authority has indicated an intent to investigate, commence or open such an audit, claim or assessment with respect to any such Tax or Tax Return.

3.7.9    No Acquired Entity (i) is or has ever been a member of a group filing an affiliated, consolidated, combined or unitary Tax Return, nor has any Acquired Entity been included in any similar arrangement for relief under applicable Law, such as a loss sharing regime, and (ii) has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any analogous, comparable or similar provision of state, local or foreign Law) or as a transferee or successor under any provision of applicable Law, by Contract or otherwise.

3.7.10    No Acquired Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of Tax accounting for a Pre-Closing Tax Period, (ii) use of an improper method of accounting for a Pre-Closing Tax Period, (iii) “closing agreement” as described in Section 7121 of the Code (or any analogous, comparable or similar provision of state, local or foreign Law) executed on or before the Closing Date, (iv) intercompany transaction or excess loss account described in Section 1502 of the Code (or any analogous, comparable or similar provision of state, local or foreign Law) consummated on or before the Closing Date, (v) installment sale or open transaction disposition made on or before the Closing Date, (vi) prepaid amount received on or before the Closing Date or (vii) election under Section 108(i) of the Code (or any analogous, comparable or similar provision of state, local or foreign Law).

3.7.11    No Acquired Entity has ever been a party to any Tax sharing, indemnification or allocation agreement, nor does any Acquired Entity owe any amount under any such agreement.

3.7.12    No Acquired Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any analogous, comparable or similar provision of state, local or foreign Law).

3.7.13    No closing agreements (as described in Section 7121 of the Code or any corresponding, analogous or similar provision of state, local or foreign Law), private letter rulings, technical advice memoranda or similar agreements or rulings with respect to Taxes have been entered into or requested by or with respect to any Acquired Entity.

3.7.14    No Acquired Entity is or has been a party to any “reportable transaction” as defined in Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4 or any “listed transaction” as set forth in Treasury Regulations Section 301.6111-2(b)(2) or any analogous provision of state, local or foreign Law. No Acquired Entity has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

3.7.15    There are no Liens with respect to Taxes upon any of the assets or properties of any Acquired Entity.

3.7.16    No claim has been made by a Taxing Authority in a jurisdiction where Tax Returns are not filed or Taxes are not paid by or with respect to any Acquired Entity that such a Tax Return is required to be filed or such Taxes are required to be paid. No Acquired Entity has ever engaged in a trade or business or had a permanent establishment in any country other than the United States.

3.7.17    There are no currently outstanding agreements, requests, consents or waivers to extend any statute of limitations filed by or on behalf of any Acquired Entity with respect to any Tax Return of any Acquired Entity or in respect of any Taxes payable by or with respect to any Acquired Entity. No power of attorney has been granted with respect to any matter relating to Taxes payable by or with respect to any Acquired Entity that is currently in force.

3.7.18    There is no limitation on the utilization by any Acquired Entity or of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of foreign, state or local Law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

3.7.19    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

3.7.20    No Acquired Entity is a party to a gain recognition agreement under Section 367 of the Code.

3.7.21    No Acquired Entity has been or will be required to include in income any amount under Section 965 of the Code.

3.7.22    No Acquired Entity has ever been a party to any related party transaction as contemplated by Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law. No Acquired Entity has ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

3.7.23    No holder of Shares holds any Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

3.7.24    No Acquired Entity has ever participated in an international boycott as defined in Section 999 of the Code.

3.7.25    The Company has made available to Buyer (i) correct and complete copies of all Tax Returns of each Acquired Entity relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of any Acquired Entity relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of any Acquired Entity.

3.8    Intellectual Property.

3.8.1    Schedule 3.8.1 sets forth a true, correct and complete list of all (i) Owned Intellectual Property that is subject to an issued or pending Intellectual Property Right registration (“Registered Intellectual Property Rights”) and (ii) copyrights (registered and unregistered) that are owned or purported to be owned by the Company in computer software that is material to the operation of the Company’s business. Such list includes (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdiction in which such item is issued, registered or pending, (C) the issuance, registration or application date and number of such item, and (D) for each Domain Name registration, the applicable Domain Name registrar, the name of the registrant and the expiration date for the registration. All necessary fees and filings with respect to any Registered Intellectual Property Rights have been timely submitted to the relevant Governmental Authorities and registrars to maintain such Registered Intellectual Property Rights in full force and effect. There are no renewals, annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Registered Intellectual Property Rights within 120 days after the Agreement Date. No issuance or registration obtained and no application filed by the Company for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. The Registered Intellectual Property Rights are, and, as of and immediately following the Closing, will be valid (or, in the case of applications, validly applied for), subsisting and enforceable, and there are no facts or circumstances that would render any Registered Intellectual Property Rights invalid or unenforceable; provided that no such representation or warranty is made with respect to the enforceability of applications included in the Registered Intellectual Property.

3.8.2    The Company is the exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens, except for any non-exclusive, non-transferable licenses that the Company has granted in the Ordinary Course of Business to clients pursuant to Standard Form Agreements. The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of Owned Intellectual Property The Company has not (i) transferred to any Person ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or would have been, but for such transfer or grant, Owned Intellectual Property or (ii) permitted the rights of the Company in any Intellectual Property Rights that are or were, at the time, Owned Intellectual Property to lapse or enter into the public domain. Except for any non-exclusive, nontransferable licenses that the Company has granted in the Ordinary Course of Business to clients pursuant to Standard Form Agreements, (a) the Company has not licensed any Owned Intellectual Property to any Person, and (b) the Company does not have any obligation to grant any license of any Owned Intellectual Property to any Person. The Company has sufficient rights to use and license the Owned Intellectual Property for the operation of the business of the Company as currently conducted and there are no royalties, honoraria, fees or other payments payable by the Company to any Person for the purchase, license, sublicense or use of any Owned Intellectual Property. All Owned Company IP is fully and freely transferable and assignable and may be transferred and assigned to Buyer without restriction (other than Standard Form Agreement) and without payment of any kind to any third party. None of the Excluded Domain Names has been, is or will be used in the conduct of the Company’s business as it has been previously conducted and is currently conducted and is proposed to be conducted.

3.8.3    The Company has valid licenses to use the Licensed Intellectual Property, subject only to the terms of the applicable Business IP Agreements. Schedule 3.8.2 sets forth a true, correct and complete list of all Business IP Agreements (except for nondisclosure agreements entered into in the ordinary course of business and on Company’s standard form therefor that has been provided to Buyer and Standard Form Agreements), identifying therein all Licensed Intellectual Property. Before the Agreement Date, Seller has furnished to Buyer true, correct and complete copies of all Business IP Agreements required to be listed, or that are otherwise identified, in Schedule 3.8.2. The Company is in compliance in all material respects with all obligations under each Business IP Agreement, there has been no breach of any Business IP Agreement by the Company that is continuing and unremediated and the Company has not received any written notice of any default or any event that, with the giving of notice or lapse of time or both, would constitute a default under (or other breach of) any Business IP Agreement. The Company has paid all royalties that may have been due before the Closing Date to any Person with respect to the Licensed Intellectual Property. The Company has (and will continue to have following the Closing) valid and continuing rights to use and exploit the Licensed Intellectual Property in the same manner as currently used and exploited.

3.8.4    The Company is not restricted or limited from engaging in any line of business or from developing, using, making, selling, offering for sale any product, service or Company Offering or from hiring or soliciting potential employees, consultants or independent contractors. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer by operation of Law or otherwise of any Business IP Agreements will result in: (i) Buyer, the Company or any Affiliate granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to any of them (other than rights granted by the Company on or before the Closing Date under Business IP Agreements, with respect to Intellectual Property Rights owned by or licensed to the Company as of the Closing Date) or being required to provide any source code for any Company Offering to any third party, (ii) Buyer, the Company or any Affiliate being bound by, or subject to, any non-compete or other restriction on its freedom to engage in, participate in, operate or compete in any line of business, or (iii) Buyer, the Company or any Affiliate being obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

3.8.5    To the Knowledge of Seller, no Person is engaging in, or has engaged in at any time, any activity that infringes, misappropriates or otherwise violates or conflicts with any Owned Intellectual Property. The conduct of the Company’s business as it has been previously conducted and is currently conducted and is proposed to be conducted, and the Company Offerings (including the design, development, use, practice, offering, licensing, provision, import, branding, advertising, promotion, marketing, sale, distribution, making available, or other exploitation of any Company Offering) (i) has not and is not infringing, misappropriating (or resulting from the misappropriation of), diluting, using or disclosing without authorization, or otherwise violating (and, when conducted following the Closing in substantially the same manner, will not infringe, misappropriate, dilute, use or disclose without authorization, or otherwise violate) any Intellectual Property Rights of any third party, (ii) has not and is not contributing to or inducing (and, when conducted following the Closing in substantially the same manner, will not contribute to or induce) any infringement, misappropriation, or other violation of any Intellectual Property Rights of any third party, or (iii) has not and is not constituting (and, when conducted following the Closing in substantially the same manner, will not constitute) unfair competition or trade practices under the Laws of any relevant jurisdiction. There is no Proceeding pending or, to the Knowledge of Seller, threatened against the Company concerning any of the foregoing, nor has the Company received any notification that a license under any other Person’s Intellectual Property Right is or may be required. The Company has not entered into any Contract or is otherwise obligated to indemnify any other Person against any claim of infringement, misappropriation or other violation of or conflict with the Intellectual Property Rights of any other Person, except for Contracts entered into with clients in connection with the sale and license of products and services for revenue in the Ordinary Course of Business on the Company’s standard terms and conditions, a complete and accurate description of which are set forth on Schedule 3.8.5.

3.8.6    The Owned Intellectual Property and the Licensed IP constitute all of the Intellectual Property Rights that are used in or are necessary to enable the Company to conduct its business as it currently is conducted and is proposed to be conducted, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Offering. To the Knowledge of the Company, the Licensed IP rights are subsisting, valid and enforceable.

3.8.7    Except for disclosure to Buyer (or its authorized representatives) in connection with this Agreement, the Company has taken all reasonable measures to maintain the confidentiality and value of all confidential information used or held for use by the Company.

3.8.8    No employee, independent contractor or agent of the Company is, to the Knowledge of Seller, in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Owned Intellectual Property or Licensed Intellectual Property. To the extent that any Intellectual Property Right has been conceived, developed or created for the Company by any other Person, the Company has executed valid and enforceable written agreements with such Person with respect thereto transferring to the Company, to the extent permitted by Law, the entire and unencumbered right, title and interest therein and thereto by operation of Law or by valid written assignment, pursuant in each case to the standard forms of employee and contractor proprietary information and inventions assignment agreements provided to the Buyer (“Standard PIIAs”). No current or former employee, or contractor of the Company has (i) excluded any Intellectual Property Rights from his or her proprietary information and inventions assignment agreement, (ii) alleged, to the Company or, to the Knowledge of Seller, to any third party, ownership or other exclusive rights by such employee or contractor in any Intellectual Property Rights authored, invented, created, conceived or otherwise developed by such employee, contractor, director, or consultant in the scope of his, her or its employment or engagement with the Company, or (iii) failed to effectively waive all moral rights held by such employee or contractor in any Intellectual Property Rights authored, invented, created, conceived or otherwise developed by such employee or contractor in the scope of his, her or its employment or engagement with the Company in favor of the Company.

3.8.9    None of the source code or related materials for any Company Offerings has been licensed or provided to, or used or accessed by, any Person other than employees and contractor who have entered into written confidentiality obligations with the Company with respect to such source code or related materials. The Company is not a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating the Company to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code or related materials for any Company Offerings, or that will otherwise result in, or entitle any party to demand, the disclosure, delivery or license of any source code for any Company Offering to any party.

3.8.10    Schedule 3.8.10 sets forth a true, correct and complete list of: (i) each item of open source software that is contained or embedded in, or distributed or made available with, any of the Company Offerings, or from which any part of any of the Company Offerings is derived; (ii) the applicable license terms for each such item of open source software; and (iii) the Company Offering to which each such item of open source software relates. The Company has at all times complied with the licenses applicable to each item such open source software identified. None of the Company’s products contains, is derived from, is distributed with or is being or was developed using open source software in a manner that imposes a requirement or condition (or, even if distributed, could impose such a requirement or condition) that any of the Company Offerings or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge or are subject to any other restriction on the consideration to be charged by the Company therefor, or (D) are subject to any other material limitation, restriction or condition.

3.8.11    No government funding and no facilities of any university, college, other educational institution or research center were used in the development of any Owned Intellectual Property or otherwise made available to the Company for any other purpose and (ii) no Governmental Authority or any university, college, other educational institution or research center owns, purports to own, has any other rights in or to (including through any Intellectual Property License), or has any option to obtain any rights in or to, any Owned Intellectual Property.

3.8.12    To the Knowledge of Seller, the Company Offerings are free from any material defect or bug, or programming, design or documentation error. To the Knowledge of Seller, None of the Company Offerings (i) sends information of a user to another party without the user’s consent, (ii) records a user’s actions without such user’s knowledge or (iii) employs a user’s Internet connection without such user’s knowledge to gather or transmit information regarding such user or such user’s behavior. There are no bugs, errors or defects in Company Offerings which do, or may reasonably be expected to, adversely affect the value, functionality or fitness of the intended purpose of such Company Offering or that would reasonably be expected to adversely affect the Company’s ability to perform any of its contractual obligations; nor has there been, and there are no claims asserted against the Company or, to the Knowledge of Seller, any of its customers or distributors related to Company Offerings.

3.9    Privacy and Data Security.

3.9.1    The Company has at all times (i) complied in all material respects with all applicable Privacy Laws, regulatory and self-regulatory requirements and codes, published interpretations by Governmental Authorities of such Privacy Laws, and all similar consumer protection or privacy laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including the transfer by or on behalf of the Company of Personal Information or User Data from the European Economic Area to any jurisdiction in respect of which the European Commission has not issued an adequacy decision) of Personal Information (including employee data) or User Data, and (ii) complied in all material respects with all of the Company’s policies regarding privacy and data security, including (A) all privacy policies and similar disclosures published on the Company websites or otherwise communicated by the Company in writing to employees, users of any Company website or Company Offering and other third parties, (B) any notice by the Company to or consent received by the Company from the provider or subject of Personal Information or User Data, (C) any contractual commitment made by the Company with respect to such Personal Information and User Data, and (D) any privacy policy or other written disclosure or assurance otherwise made available by the Company to the Persons to whom the Personal Information or User Data relates.

3.9.2    The Company has taken those organizational, physical, administrative and technical measures required by applicable Privacy Laws, any existing contractual commitment made by the Company that is applicable to Personal Information or

User Data, any written policy adopted by the Company, including the Company’s privacy policy published or otherwise made publicly available by the Company to the Persons to whom the Personal Information or User Data relates to protect (i) the integrity, security and operations of the IT Systems, and (ii) the data owned by the Company or provided by the Company’s customers, and Personal Information and User Data against loss and against damage, accidental loss or destruction, unauthorized or unlawful access, use, modification, disclosure or other misuse. The Company has implemented reasonable procedures, satisfying the requirements of applicable Privacy Laws, to detect data security breaches and unauthorized access or unauthorized use of the Personal Information, User Data, IT Systems, and data owned by the Company or provided by the Company’s customers, including by its employees, independent contractors, consultants and third party service providers that have access to Personal Information or User Data.

3.9.3    The IT Systems are adequate (including with respect to working condition and capacity) for the operations of the Company. The IT Systems have been properly maintained by technically competent personnel, materially in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring, and use. The Company has continuously operated in a manner to preserve and maintain the performance, security and integrity of the IT Systems. The Company’s IT Systems are fully functional and operate in a reasonable manner and, to the Knowledge of Seller, there has not been any material malfunction, unplanned downtime, or service interruption affecting the Company’s IT systems that has not been remedied or replaced in all material respects.

3.9.4    Except for disclosures of information required by Law, authorized by the provider of Personal Information or User Data, or provided for in the Contracts listed in Schedule 3.9.4 of the Company Disclosure Schedule, the Company has not shared, sold, rented or otherwise made available, and is not sharing, selling, renting or otherwise making available, to third parties any Personal Information or User Data.

3.9.5    In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information or User Data collected, held, or controlled by or on behalf of the Company, the Company has contractually obligated any such third-party to (i) comply with applicable Privacy Laws with respect to Personal Information and User Data, (ii) act only in accordance with the instructions of the Company, (iii) take appropriate steps to protect and secure Personal Information and User Data from unauthorized disclosure, (iv) restrict use of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement, and (v) certify or guarantee the return or adequate disposal or destruction of Personal Information and User Data.

3.9.6    The transfer of Personal Information and User Data in connection with the transactions contemplated by this Agreement will not violate any applicable Privacy Laws or the privacy policies of the Company as they currently exist or as they existed at any time during which any of the Personal Information or User Data was collected or obtained. The Company is not subject to any contractual requirements that, following the Closing, would prohibit the Company from receiving or using Personal Information or User Data in the manner in which the Company receives and uses such Personal Information or User Data before the Closing.

3.9.7    To the Knowledge of Seller, there have not been any actual or alleged incidents of, or claims or Actions related to, data security breaches, unauthorized access or use of any of the IT Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or User Data or data owned by the Company or provided by the Company’s customers to the Company, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. The Company has not notified, nor been required to notify, any Person of any information security breach or incident involving Personal Information or User Data. The Company has not received any correspondence relating to, or notice of any Actions, claims, investigations or alleged violations of, Laws with respect to Personal Information or User Data from any Person, there is no such ongoing Action, claim, investigation or allegation, and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any such Action, claim, investigation or allegation.

3.9.8    The Company has, where required by applicable Privacy Law, entered into Contracts with data processors, which require them to fully comply with applicable Privacy Laws at all times (each, a “Company Personal Data Processing Agreement”). The Company has made available a true, correct and complete copy of each standard form of Company Personal Data Processing Agreement used by the Company at any time, including each standard form of: (i) data, storage or hosting Contract or (ii) professional services, outsourced services, or consulting Contract containing obligations of the Company or as related to the business of the Company, relating to Personal Data. Schedule 3.9.8 of the Company Disclosure Schedule accurately identifies each Company Personal Data Processing Agreement that deviates from the corresponding standard form of Company Personal Data Processing Agreement.

3.10    Material Contracts and Contract defaults. Schedule 3.10 lists all Material Contracts (except for nondisclosure agreements entered into with clients in connection with the sale and license of products and services for revenue in the Ordinary Course of Business on the Company’s standard terms and conditions) to which the Company is a party or to which the Company is otherwise bound as of the Agreement Date. Seller has delivered to Buyer a true, correct and complete copy of each Material Contract set forth on Schedule 3.10, including any and all amendments or other modifications thereto. Neither the Company, nor, to the Knowledge of Seller, any other party is in breach of or in violation or default under any Material Contract set forth on Schedule 3.10, or any NDA and no event has occurred which, with or without notice or lapse of time or both, would be reasonably likely to result in a breach, violation or default of any such Material Contract on the part of the Company. The Company has not received any written notice from, or given any written notice to, any other party indicating that the Company, or such other applicable party, is in breach, violation or default under any Material Contract, or any NDA, and all such Material Contracts are valid and binding and in full force and effect and are enforceable by the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

3.11    Employee Benefits.

3.11.1    Schedule 3.11.1 lists each Employee Benefit Plan which the Company maintains, sponsors, is a party to, participates in, has a commitment to create, to which the Company contributes or has an obligation to contribute, or with respect to which the Company otherwise has or may have any Liability (each, a “Company Plan” and, collectively, the “Company Plans”).

3.11.2    The Company does not have, nor has had at any time, any ERISA Affiliates, and no other entities or trade or businesses would be treated as a member of a controlled group of corporations or trades or business with the Company within the meaning of §414 of the Code.

3.11.3    None of the assets of any Company Plan are invested in employer securities or employer real property.

3.11.4    Seller has provided to Buyer a true, correct and complete copy of each Company Plan set forth or required to be set forth on Schedule 3.11.1, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, each as in effect on the Agreement Date, has been supplied to Buyer. In the case of any Company Plan which is not in written form but is otherwise material to the Company or the Company’s employees, Buyer has been supplied with an accurate description of such Company Plan as in effect on the Agreement Date. A true, correct and complete copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and IRS determination letter or IRS advisory letter with respect to each Company Plan, to the extent applicable, has been supplied to Buyer, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.

3.11.5    Each Company Plan (and each related trust, insurance Contract or fund) has been maintained, funded and administered in accordance with the terms of such Company Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Law, and to the Knowledge of Seller, no event has occurred which will or could reasonably cause any such Company Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance.

3.11.6    Each Company Plan that is intended to meet the requirements of a “qualified plan” under §401(a) of the Code, and any trust which forms a part of such plan that is intended to qualify as tax-exempt under §501(a) of the Code, is the subject of a current favorable determination, opinion or advisory letter from the IRS, and to the Knowledge of Seller, nothing has occurred since the date of such letter or otherwise in the operation of any plan that cannot be cured within the remedial amendment period (within the meaning of §401(b) of the Code and applicable regulations) or that otherwise would need to be corrected through the employee plan compliance resolution system, which would reasonably be expected to prevent any such Company Plan from remaining so qualified. No event has occurred which will or could give rise to disqualification of any such plan under such sections or to a tax under §511 of the Code.

3.11.7    Except as provided in Schedule 3.11.7 and as set forth in this Agreement, none of the Company Plans obligates the Company to pay any bonus, separation, severance, termination or similar benefit, accelerate any vesting or payment schedule, increase any employee account balance, forgive any indebtedness, or alter or increase any benefits to any current or former employee, director, or officer of the Company solely as a result of this Agreement or the consummation of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of §280G of the Code and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any payments or benefits from the Company to any employee, officer or director of the Company to be either subject to an excise Tax or non-deductible Tax under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered.

3.11.8    With respect to the Company Plans, (a) no assets of the Company are subject to any Lien under §412(n) or §430(k) of the Code or §303(k) or §4068 of ERISA (or under any predecessor sections of the Code or ERISA with respect to Liens related to pension plan funding), (b) no transaction described in §4069 of ERISA has occurred and (c) there are no pending or, to the Knowledge of Seller, threatened Proceedings with respect to any Company Plan (other than routine claims for benefits in the Ordinary Course of Business) which could reasonably be expected to result in any Liability to Buyer (whether direct or indirect) and, to the Knowledge of Seller, there are no facts or circumstances which would reasonably be expected to give rise to any such Proceedings, audits or claims.

3.11.9    None of the Company or any of its ERISA Affiliates maintains, contributes to, has any obligation to contribute to or has any other Liability, including current or potential withdrawal Liability, with respect to any Multiemployer Plan.

3.11.10     No Company Plan is an, and none of the Company or any of its ERISA Affiliates maintains, contributes to, has any obligation to contribute to or otherwise has or may have any other Liability with respect to any, (a) “employee pension benefit plan” (as defined in §3(2) of ERISA) that is subject to Title IV of ERISA or §412 of the Code or §302 of ERISA, whether or not terminated, (b) multiple-employer plan (within the meaning of §413(c) of the Code), (c) plan that provides post-retirement or post-employment medical, life insurance or other welfare-type benefits, other than statutory Liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and §4980B of the Code or applicable state Law, or (d) a multiple employer welfare arrangement (within the meaning of §3(40) of ERISA).

3.11.11     There have been no fiduciary failures, prohibited transactions (as described in §406 of ERISA or §4975 of the Code) or other acts or omissions by the Company, or to the Knowledge of Seller, any other Person charged with the administration or operation of Company Plans that have given rise to or may give rise to interest, fines, penalties, Taxes or related charges under ERISA, the Code or other applicable Law for which Buyer may be liable. All Company Plans which are subject to §409A of the Code comply with §409A in form and operation, and no Company compensation arrangements are subject to any penalties imposed by §409A. None of the Company or any of its ERISA Affiliates is a nonqualified entity within the meaning of §457A of the Code. The Company is not obligated to pay any service provider a tax gross up payment with respect to any compensatory arrangements, including without limitation under §409A.

3.11.12     There have been no acts or omissions by the Company or any of its ERISA Affiliates which have given rise to or may give rise to interest, fines, penalties, taxes or related charges under §502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its ERISA Affiliates may be liable.

3.11.13     Each Company Plan which constitutes a “group health plan” (as defined in §607(i) of ERISA or §4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under §4980B and §414(t) of the Code or §601-608 of ERISA, have been operated in material compliance with applicable law, including the continuation coverage requirements of §4980B of the Code and §601 of ERISA and the portability and nondiscrimination requirements of §9801 and 9802 of the Code and §701-707 of ERISA, to the extent such requirements are applicable.

3.11.14     All contributions and payments with respect to each Company Plan have been timely made when due, and all contributions for the period before the Closing Date, which are not yet due, have been made or accrued in accordance with the Company’s past custom and practice.

3.11.15     With respect to each Company Employee Plan, the Company has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including the COBRA provisions set forth in the American Recovery and Reinvestment Act of 2009 and any applicable proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.

3.11.16     Each Company Employee Plan that is a health plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “2010 Health Care Law”). If the Company is an Applicable Large Employer (as defined in the 2010 Health Care Law), the Company has not incurred any liability or excise tax under Section 4980H of the Code.

3.11.17     The Company has delivered to Buyer true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate Internal Revenue Service Center, with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers.

3.11.18     The Company has provided to Buyer true, correct and complete copies of each of the following relating to the Company that the Company has or can reasonably obtain without undue burden: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with current and former consultants and/or advisory board members, (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company or the subsidiary, (v) the most current management organization chart(s), (vi) all current agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company, and (vii)  a schedule of bonus commitments made to employees of the Company.

3.12    Employment and Labor Matters.

3.12.1    Schedule 3.12.1 sets forth a true, correct and complete list of each employee of the Company and each independent contractor providing services to the Company and in the case of each such employee and contractor, the following information, if applicable: (a) name and title or position; (b) date of hire or commencement of service; (c) work location; (d) whether full-time or part-time, whether hourly or salaried and whether exempt or non-exempt; (e) whether covered by the terms of a collective bargaining agreement, an employment agreement or a consulting agreement; (f) annual salary or basic terms of consulting fees, as the case may be, and, if applicable, target bonus and other incentive compensation; and (g) accrued unused vacation, sick and other paid time off eligibility as of a recent practicable date.

3.12.2    A true, correct and complete copy of each employee handbook or manual and each personnel policy applicable to the Company’s employees has been supplied to Buyer.

3.12.3    (a) The Company is not currently (and has not been during the past five (5) years) party to, in the process of negotiating or bound by any collective bargaining agreement or relationship with any labor organization; (b) to the Knowledge of Seller, no executive or management-level employee (i) has expressed in writing any present intention to terminate his or her employment or (ii) has indicated that he or she is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person (other than the Company) that would be a material conflict to the performance of such employee’s employment duties or the ability of the Company to conduct its business; (c) no labor organization or group of employees has, at any time, filed any representation petition or made any written or oral demand for recognition; (d) no union organizing or decertification efforts are (or have been at any time in the past five (5) years) underway or, to the Knowledge of Seller, threatened and no other question concerning representation exists; (e) no strike, lockout, work stoppage, slowdown, walkout, hand-billing, picketing or other concerted action or labor dispute has occurred at any time in the past five (5) years, and none is underway or, to the Knowledge of Seller, threatened; and (f) there is no employment-related Proceeding, complaint, grievance, inquiry or obligation of any kind, pending or, to the Knowledge of Seller, threatened in any forum, related to an alleged violation or breach by the Company or its officers, managers, employees or authorized agents, in each case, to the extent giving rise to a Liability to the Company, of any Law or Contract.

3.12.4    There are no employment contracts with severance provisions or severance agreements between any employees of the Company and the Company. The Company has made timely and proper payment of all amounts payable with respect to employees and consultants, including all wages, commissions, bonuses, severance payments, consulting payments, reimbursements, other amounts due pursuant to any employment or consulting agreement, and withholding for income and employment Taxes, or otherwise have made appropriate accruals on its books. No later than the Closing Date, the Company shall have paid in full all then-due wages and other amounts then due and payable with respect to employees and consultants. The Company has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and have withheld or collected and, to the extent required, have paid over to the proper Governmental Authority all amounts required to be paid and withheld under all applicable Laws.

3.12.5    With respect to the transactions contemplated by this Agreement, any notice required under any Law or collective bargaining agreement has been given by the Company and all bargaining obligations with any employee representative have been, or before the Closing Date will be, satisfied. The Company has not implemented any plant closings or employee layoffs that could implicate the WARN Act.

3.13    Litigation. Schedule 3.13 sets forth each instance in which the Company, (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is a party to any Proceeding of, in, or before any Governmental Authority. There are no Proceedings pending or, to the Knowledge of Seller, threatened by or against or affecting the Company or any of its assets or properties, with respect to this Agreement or the Ancillary Agreements, or in connection with the transactions contemplated hereby or thereby.

3.14    Real Property. The Company does not currently own, nor at any time in the past owned, any interest in any real property. Schedule 3.14 sets forth, as of the Agreement Date, a true, correct and complete list and description of all real property leased by or on behalf of the Company including the rental amount currently being paid, the term of such lease and the current use of such property. Except as set forth on Schedule 3.14, as of the Agreement Date, the Company is not party to any lease, sublease or other occupancy agreement pursuant to which the Company holds any leasehold or sub-leasehold estate or other right to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property. Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting real property set forth in Schedule 3.14 and Seller holds good and valid leasehold interest in respect of such real property free and clear of Liens (other than Permitted Liens). The use and operation of the real property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. As of the Agreement Date, there are no Proceedings pending nor, to the Knowledge of Seller, threatened against or affecting the real property set forth in Schedule 3.14 or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.15    Customers and Suppliers. Schedule 3.15 sets forth for the calendar year ended December 31, 2017, and for the 8 months ended July 31, 2018, the name of each customer of the Company that represents the top 75% of the Company’s revenue for such periods, and all material suppliers for such periods. Seller has provided to Buyer a full copy of each Contract with each such customer and supplier. None of such customers or suppliers has given the Company written notice terminating or canceling, or threatening to terminate or cancel (or substantially reduce business under), any Contract, nor, to the Knowledge of Seller, is there any reason to believe any such customer or supplier has any such intention. As of the Agreement Date, there is no dispute between the Company, on the one hand, and any such customer or supplier, on the other hand.

3.15.1    Schedule 3.15.1 sets forth a true, correct and complete list of the Company’s customers and the Company’s revenue with respect to each customer for each month during the calendar year ended December 31, 2017, and the 8 months ended July 31, 2018.

3.15.2    Schedule 3.15.2 sets forth a true, correct, and complete list of the Company’s suppliers of website traffic and the following information with respect to each supplier for each month during the calendar year ended December 31, 2017, and the 8 months ended July 31, 2018: (a) the Company’s revenue in connection with the supplier; (b) the number of visitors the supplier sourced for the Company’s website; (c) the number of such visitors who completed the Company’s form on the Company’s website; and (d) the Company’s payments to the supplier.

3.16    No Business Activity Restrictions. There is no non-competition requirement, exclusive purchase, exclusive supply, exclusive distribution or representative or other similar Contract to which the Company is a party or is otherwise bound that by its terms has or would reasonably be expected to have the effect, following the Closing, of prohibiting or impairing the conduct of the business of Buyer or any of its Affiliates under Buyer’s control (including the Company).

3.17    Certain Business Practices.

3.17.1    None of the Company, Seller nor, to the Knowledge of Seller, any director, officer, executive, member, manager, agent, representative or employee of the Company (in its capacity as director, officer, executive, member, manager, agent, representative or employee) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the business of the Company; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property in respect of the business of the Company, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; (c) made any unlawful payment to any customer or supplier of the business of the Company or any director, officer, executive, member, manager, partner, employee or agent of any such customer or supplier; or (d) will have done, as of the Closing Date, any of the foregoing on behalf of or otherwise for the benefit of the business of the Company.

3.17.2    The Company has at all times conducted its business in material compliance with applicable provisions of applicable economic sanctions and export control laws and regulations, including, without limitation, those administered by the government of the United States, United Nations Security Council, the European Union, Her Majesty’s Treasury, the United States Department of the Treasury, the Office of Foreign Assets Control and other applicable export laws of the countries where it conducts business (collectively, the “Sanctions Laws”). There are no pending or, to the Knowledge of Seller, threatened claims against, or audits or investigations of, the Company with respect to such Sanctions Laws.

3.17.3    The Company has obtained all export licenses, registrations, approvals and other authorizations required for its exports of products, software and technology from the United States and re-exports of products, software and technology subject to United States law. The Company is in compliance in all material respects with the terms of such applicable export licenses, registrations, approvals or other authorizations. There are no pending or, to the Knowledge of Seller, threatened claims against, or audits or investigations of, the Company with respect to such export licenses, registrations or other approvals.

3.18    Debt. As of the Agreement Date, the Company has no Debt.

3.19    Insurance. Schedule 3.19 sets forth, as of the Agreement Date, a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or the Company) and relating to the assets, business, operations, employees, officers and managers of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. The Insurance Policies are in full force and effect and shall remain in full force and effect following the Closing for their respective scheduled terms. As of the Agreement Date, neither Seller nor the Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who, to the Knowledge of Seller, are financially solvent; and (c) have not been subject to any lapse in coverage. As of the Agreement Date, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor the Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

3.20    Books and Records. The minute books and equity record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such shareholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.21    Brokers’ Fees. Neither the Company nor Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement.

3.22    Full Disclosure. Neither this Agreement nor the Disclosure Schedule hereto contains any untrue statement of a material fact nor omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

4.    REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer as of the Agreement Date:

4.1    Due Authorization; Enforceability. Seller has full power and authority (including legal capacity) to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and no other action on the part of Seller is necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements by Seller, the performance by Seller of its obligations or the consummation by Seller of such transactions. This Agreement has been duly and validly executed and delivered by Seller and the Ancillary Agreements have been duly and validly executed and delivered by Seller. This Agreement constitutes a legal, valid and binding obligation of Seller, and each of its Ancillary Agreements constitutes a legal, valid and binding obligation of Seller, in each case enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

4.2    Consents and Approvals; No Conflicts.

4.2.1    No consent, authorization or approval of, filing or registration with any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller of this Agreement and its Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

4.2.2    The execution and delivery by Seller and the Company of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and shall not: (a) violate any Law or other restriction of any Governmental Authority applicable to Seller, the Shares or the Company; (b) violate any provision of the articles of incorporation, bylaws or similar organizational documents of the Company; (c) violate or conflict with, result in a breach or termination of, constitute a default or give any Person any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Seller or the Company under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under any Material Contract to which the Company is a party or by which the Company or any of the Company’s assets or properties are bound; (d) permit the acceleration or maturity of any Debt of the Company; or (e) result in the creation of any Lien on any of the assets of the Company or on the Shares.

4.3    Title to Shares. Seller is the record owner of, and has good, valid, marketable and indefeasible title to, the Shares. Seller owns the Shares free and clear of all Liens. Seller has the full power, authority and capacity to transfer and deliver the Shares to Buyer, free and clear of all Liens, and the Shares will be, when delivered by Seller to Buyer pursuant to the transactions contemplated by this Agreement, free and clear of any and all Liens. Seller is not a party to any option, warrant, purchase right or other Contract that could require Seller to sell, transfer or otherwise dispose of any of the Shares (other than this Agreement). Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any equity interests of the Company.

4.4    Litigation. As of the Agreement Date, Seller is not a party to any pending or, to the Knowledge of Seller, threatened, Proceedings, at law or in equity, by or before any Governmental Authority or arbitration panel, which, if determined adversely to Seller, would have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

4.5    Tax Consequences. Seller has had an opportunity to review with the Seller’s own Tax advisors the Tax consequences to such Seller of this Agreement and the transactions contemplated thereby. Seller understands that Seller must rely solely on such Seller’s advisors and not on any statements or representations by Buyer, or the Company (or any of their respective representatives). Seller understands that Seller will be solely responsible for any Taxes imposed on or with respect to Seller as a result of or in connection with the transactions contemplated hereby.

4.6    Independent Investigation. Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seller has relied solely upon its own investigation and the express representations and warranties of Buyer set forth in Article 5 of this Agreement; and (b) none of Buyer or any other Person has made any representation or warranty as to Buyer or this Agreement, except as expressly set forth in Article 5 of this Agreement.

5.    REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as of the Agreement Date:

5.1    Due Organization. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of Delaware.

5.2    Due Authorization; Enforceability. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and its Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and no other action or proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement or its Ancillary Agreements by Buyer, the performance by Buyer of such obligations or the consummation by

Buyer of such transactions. This Agreement has been duly and validly executed and delivered by Buyer and its Ancillary Agreements have been duly and validly executed and delivered by Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer, and each of its Ancillary Agreements constitutes a legal, valid and binding obligation of Buyer, in each case enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

5.3    Consents and Approvals; No Conflicts.

5.3.1    No consent, authorization or approval of, filing or registration with any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Buyer of this Agreement and its Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

5.3.2    The execution and delivery by Buyer of this Agreement and its Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and shall not: (a) violate any Law or other restriction of any Governmental Authority applicable to Buyer; or (b) violate any provision of the organizational documents of Buyer.

5.4    Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.5    Litigation. As of the Agreement Date, Buyer is not a party to any pending Proceedings, by or before any Governmental Authority, which, if determined adversely to Buyer, would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

5.6    Financing. At and following the Closing, Buyer will have sufficient funds available to permit Buyer to satisfy its obligations to Seller under Sections 2.2 and 2.3.

5.7    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, contracts and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company and Seller set forth in Article 3 and Article 4 of this Agreement, respectively, (including the related portions of the Company Disclosure Schedule); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Articles 3 and 4 of this Agreement (including the related portions of the Company Disclosure Schedule). Notwithstanding the foregoing, nothing in this Section 5.7 will limit the liability of any Person for intentional fraud committed by such Person or of which such Person had knowledge.

6.    COVENANTS.

6.1    Non-Competition; Non-Solicitation.

6.1.1    Seller agrees that, during the Restricted Period, Seller shall not and shall cause each of Seller’s Affiliates not to, directly or indirectly, engage in any Restricted Business in any capacity, including rendering services to or having a financial interest in any Restricted Business. For the avoidance of doubt, the Parties agree that it would be a violation of this Section 6.1.1 for Seller or any of Seller’s Affiliates to act as an owner, consultant, advisor, independent contractor, officer, manager, employee, principal, agent, lender, board member or trustee of any Person that is engaged in any Restricted Business during the Restricted Period or to use the Excluded Domain Names in connection with any Restricted Business during the Restricted Period, provided that nothing in this Section 6.1.1 shall prohibit Seller or any of Seller’s Affiliates from owning, directly or indirectly, solely as an investment, up to one percent (5%) of any class of “publicly traded securities” of any Restricted Business, meaning securities that are traded on a national or foreign securities exchange.

6.1.2    Seller agrees that during the Restricted Period Seller shall not and shall cause each of Seller’s Affiliates not to, directly or indirectly, solicit for employment or encourage to leave employment any employee or contractor of Buyer or the Company or any of their Affiliates. Nothing in this Section 6.1.2 shall prohibit Seller from placing general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of Buyer or the Company or any of their Affiliates.

6.1.3    Seller acknowledges that (a) any violation of the provisions of this Section 6.1 would cause irreparable harm to Buyer and that money damages would not be an adequate remedy for any such violation and (b) accordingly, Buyer and its Affiliates shall be entitled to obtain injunctive or other equitable relief to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages, by an appropriate court in the appropriate jurisdiction. The remedies provided in this Section 6.1 are cumulative and shall not exclude any other remedies to which Buyer may be entitled under this Agreement or Law, and the exercise of a remedy under this Section 6.1 shall not be deemed an election excluding any other remedy or any waiver thereof.

6.1.4    If any Governmental Authority determines that the foregoing restrictions are too broad or otherwise unreasonable under Law, including with respect to time or geographical scope, such Governmental Authority is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under Law. Seller acknowledges, however, that this Section 6.1 has been negotiated by each such Person and that the geographical scope and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the transactions contemplated by this Agreement.

6.2    Confidentiality.

6.2.1    After the Closing, Seller shall (and shall cause each of Seller’s Affiliates to) hold, and shall use commercially reasonable efforts to cause its representatives to hold, in strict confidence from any Person (other than any such representative) all non-public documents and information concerning the business of the Company and Buyer or any of its Affiliates, either furnished to it by Buyer or Buyer’s Affiliates or representatives, or to which Seller otherwise had access to at any time (including before the Closing Date) in connection with this Agreement or the transactions contemplated hereby or the conduct of the business of the Company before the Closing, including all non-public information associated with the business of the Company (“Confidential Information”), except (I) to the extent that such documents or information can be shown by Seller to have been: (a) previously known by the Party receiving such documents or information; (b) in the public domain (either before or after the furnishing of such documents or information hereunder) through no fault of the receiving Person; or (c) later lawfully acquired by the receiving Person from another source that is not under an obligation to Buyer or another Person to keep such documents and information confidential or (II) in dispute resolution proceedings involving Buyer and concerning the transactions contemplated by this Agreement, for disclosures to the courts or arbitrators involved in such proceedings and to other Persons involved in such proceedings (e.g., attorneys and expert witnesses) that are bound by confidentiality restrictions. In the event that Seller (or any of its Affiliates) is requested or required by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Person shall (i) provide Buyer with prompt notice so that Buyer may seek a protective order or other appropriate remedy or, in Buyer’s sole discretion, waive compliance with the provisions of this Section 6.2 and (ii) cooperate with Buyer, at Buyer’s expense, in any effort Buyer undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 6.2, the disclosing Person shall disclose to the Person compelling disclosure only that portion of the Confidential Information that the disclosing Person is advised, by its counsel, is legally required and shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Confidential Information so disclosed (to the extent available).

6.2.2    Seller acknowledges that (a) any violation of the provisions of this Section 6.2 would cause irreparable harm to Buyer and that money damages would not be an adequate remedy for any such violation and (b) accordingly, Buyer and its Affiliates shall be entitled to obtain injunctive or other equitable relief to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages, by an appropriate court in the appropriate jurisdiction. The remedies provided in this Section 6.2 are cumulative and shall not exclude any other remedies to which Buyer may be entitled under this Agreement or Law, and the exercise of a remedy under this Section 6.2 shall not be deemed an election excluding any other remedy or any waiver thereof.

6.3    Brokers. Regardless of whether the Closing shall occur, (a) Seller shall indemnify Buyer and its Affiliates (including, after the Closing, the Company) against, and hold Buyer and its Affiliates harmless from, any Liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors or other Persons retained or engaged by Seller, the Company or its Affiliates in respect of the transactions contemplated by this Agreement and (b) Buyer shall indemnify Seller and its Affiliates against, and hold Seller and its Affiliates harmless from, any Liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors or other Persons retained or engaged by Buyer or its Affiliates (excluding the Company) in respect of the transactions contemplated by this Agreement.

6.4    Non-disparagement. Seller shall not, directly or indirectly, talk about, discuss, issue, cause or authorize to be issued, or participate in, any communication, publication, book, article, correspondence, memorandum, document, press release, website, lecture, public statement, or speech of any kind, whether oral, written or effected by electronic means, that mentions or refers directly to Buyer or any of its Affiliates, including the business and operations of Buyer or any of its Affiliates under its control, in each case, that is specifically intended to cause financial harm or loss of opportunity to the Buyer or any of its Affiliates under its control or that is undertaken on the following basis: (1) knowingly and with intent to disparage, criticize or otherwise reflect adversely on Buyer or any of its Affiliates under its control or (2) intentionally designed to induce any individual, group, organization, or entity to take any action against or adverse to Buyer or any of its Affiliates under its control, or (3) knowingly and in bad faith designed to cause any individual, group, organization or entity not to invest in or contract with, directly or indirectly, Buyer or any of its Affiliates under its control. Buyer shall not, directly or indirectly, talk about, discuss, issue, cause or authorize to be issued, or participate in, any communication, publication, book, article, correspondence, memorandum, document, press release, website, lecture, public statement, or speech of any kind, whether oral, written or effected by electronic means, that mentions or refers directly to Seller or any of Seller’s Affiliates, including the business and operations of any of Seller’s Affiliates, in each case, that is specifically intended to cause financial harm or loss of opportunity to the Seller or any of Seller’s Affiliates or that is undertaken on the following basis: (1) knowingly and with intent to disparage, criticize or otherwise reflect adversely on Seller or any of Seller’s Affiliates under its control or (2) intentionally designed to induce any individual, group, organization, or entity to take any action against or adverse to Seller or any of Seller’s Affiliates, or (3) knowingly and in bad faith designed to cause any individual, group, organization or entity not to invest in or contract with, directly or indirectly, Seller or any of Seller’s Affiliates; provided, that for clarity, nothing in this Section 6.4 will limit the ability of Buyer to (x) bring a claim for indemnification against Seller pursuant to Article 7 or (y) disclose any information to the extent required under applicable Law or under the rules and regulations of any national securities exchange on which Buyer’s securities are then listed.

6.5    Transferred Receivables. Schedule 6.5 contains certain amounts payable from certain Company clients listed opposite such amounts (the “Transferred Receivables”). Before the Closing, the Company will have assigned and transferred to Seller all right, title and interest to the Transferred Receivables. Following the Closing, Buyer, the Company, and Seller shall use commercially reasonable efforts to cause the Transferred Receivables to be paid directly to Seller in accordance with the applicable client Contracts. In the event that any of the Transferred Receivables are instead paid directly to the Company, the Company shall, within 30 days following the end of the fiscal quarter in which such payment was received, pay or cause to be paid to Seller the amount of the Transferred Receivables received by the Company for such quarter. For clarity, as the owner of the Transferred Receivables, Seller will be solely responsible for the amount of any income or other Taxes owed with respect to the Transferred Receivables.

6.6    Employment and Benefit Arrangements. Seller shall cooperate and work with Buyer after the Closing to identify any additional employees and contractors of the Company to whom Buyer may elect to offer new or continued employment with Buyer (or a Buyer affiliate). With respect to any employee or contractor of the Company who receives an offer of employment from Buyer, Seller shall assist Buyer with its efforts to enter into an offer letter, a Proprietary Information and Inventions Assignment Agreement, a Technology Transfer Agreement and an Arbitration Agreement with such employee or contractor as soon as practicable. Notwithstanding anything to the contrary herein, Buyer shall not have any obligation to make an offer of employment to any employee or contractor of the Company and all employment offers will be on an at-will basis.

6.7    Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate all Company Employee Plans that are “employee benefit plans” within the meaning of ERISA, including any Company Employee Plans intended to include a Code Section 401(k) arrangement (unless Buyer provides written notice to the Company no later than three Business Days before the Closing Date that such 401(k) plans shall not be terminated). Unless Buyer provides such written notice to the Company, the Company shall provide Buyer with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board. The form and substance of such resolutions shall be subject to review and approval of Buyer. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Buyer may reasonably require. In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Buyer no later than 10 business days before the Closing Date.

6.8    Continuing Employee RSUs. For purposes of this Section 6.8, a “Continuing Employee” means the employees of the Company who remain employees immediately following the Closing. Following the Closing, Buyer shall grant an aggregate of 120,000 Restricted Stock Units under the QuinStreet 2010 Equity Incentive Plan directly to Continuing Employees (the “Continuing Employee RSUs”). The Seller shall determine the allocation of the 120,000 Continuing Employee RSUs granted under this section to Continuing Employees. Schedule 6.8 shall set forth name of each employee that will receive Continuing Employee RSUs and the amount of Continuing Employee RSUs they each will receive. The shares underlying the Continuing Employee RSUs shall be registered with the SEC on Form S-8 or similar registration. All Continuing Employee RSUs granted under this section shall vest on the first anniversary of the Closing Date, subject to remaining employed by Buyer or the Company as of such date.

6.9    Release of Claims. Effective as of the Closing, (i) Seller hereby forever waives, releases and discharges (and hereby agrees to direct, and use its reasonable best efforts to cause, each of its representatives to forever waive, release and discharge) with prejudice the Company and the Buyer from any and all claims, rights (including rights of indemnification, contribution and other similar rights, from whatever source, whether under contract, applicable Law or otherwise), causes of action, protests, suits, disputes, orders, obligations, debts, demands, proceedings, contracts, agreements, promises, liabilities, controversies, costs, expenses, fees (including attorneys’ fees), or damages of any kind, arising by any means (including subrogation, assignment, reimbursement, operation of law or otherwise), whether known or unknown, suspected or unsuspected, accrued or not accrued, foreseen or unforeseen, or mature or unmature related or with respect to, in connection with, or arising out of, directly or indirectly, any event, fact, condition, circumstance, occurrence, act or omission that was in existence (or that occurred or failed to occur) at or before the Closing and (ii) the Company hereby forever waives, releases and discharges (and hereby agrees to direct, and use its reasonable best efforts to cause, each of its representatives to forever waive, release and discharge) with prejudice the Seller from any and all claims, rights (including rights of indemnification, contribution and other similar rights, from whatever source, whether under contract, applicable Law or otherwise), causes of action, protests, suits, disputes, orders, obligations, debts, demands, proceedings, contracts, agreements, promises, liabilities, controversies, costs, expenses, fees (including attorneys’ fees), or damages of any kind, arising by any means (including subrogation, assignment, reimbursement, operation of law or otherwise), whether known or unknown, suspected or unsuspected, accrued or not accrued, foreseen or unforeseen, or mature or unmature related or with respect to, in connection with, or arising out of, directly or indirectly, any event, fact, condition, circumstance, occurrence, act or omission that was in existence (or that occurred or failed to occur) at or before the Closing; provided, however, this Section 6.9 shall not be construed as releasing (a) any Person from its obligations set forth in this Agreement or any agreement delivered pursuant hereto (including without limitation the obligations of Seller under Article 7 to indemnify all Buyer Indemnified Parties (including the Company following the Closing)), (b) the Company from any obligation to pay to any Person any wages or benefits arising in the Ordinary Course of Business solely from such Person’s employment with the Company and accrued as of the Closing Date, or (c) Seller with respect to matters addressed by the Company’s representations and warranties in Article 3. Each of the Seller, Company and Buyer hereby expressly waives any and all provisions, rights and benefits conferred by §1542 of the California Civil Code (or any similar, comparable or equivalent provision or law) which section provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

6.10    Domain Names. The Parties agree that the domain names set forth on Schedule 6.10 shall be the only domain names transferred to Buyer as part of the Company’s assets under this Agreement. Any other domain names previously registered to the Company shall be retained by, and transferred to Seller before the Closing at Seller’s sole cost and expense, and shall not be transferred under this Agreement. Buyer and the Company shall hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Section  6.10, at Seller’s sole cost and expense.

6.11    Personal Communications. The Parties agree that the Company has been in operation for a number of years and that there is historic email and chat communications and logs that are personal and not corporate in nature (“Personal Communications”) on the Company’s servers or in the Company’s possession that will not be transferred to Buyer at Closing. Seller shall have the right to retain these Personal Communications and to delete them from the Company’s servers at or before Closing or within a reasonable time thereafter, not to exceed fourteen (14) days after Closing (provided that no corporate information pertaining to the Company’s business or operations is deleted in such process). Buyer and the Company agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things that may be convenient or necessary to carry out the intentions of this Section 6.11, at Seller’s cost and expense.

6.12    Transition. Buyer agrees that it has directed Seller to leave certain bank accounts and credit cards for the benefit of the Company open after Closing for a period of time during a 90-day transition period after Closing. During this time, it is contemplated that Seller will be a consultant to the Company and Buyer has committed to paying the Company’s corporate obligations in the ordinary course of business. Buyer and Seller agree that these corporate obligations will be paid in full and on time by Buyer or the Company. Buyer will use commercially reasonable efforts to work with Seller to remove any such corporate obligations in Seller’s personal name or that Seller personally guaranties that involve the Company within the transition period after Closing.

6.13    Attorney-Client Privilege. Recognizing that Gunster, Yoakley & Stewart, P.A. (“Gunster”) has acted as legal counsel to the Seller (including Seller’s Affiliates) and the Company (including its Affiliates) before the Closing, and that Gunster intends to act as legal counsel to the Seller (including Seller’s Affiliates) after the Closing, the Buyer (including on behalf Buyer’s Affiliates and the Company) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Gunster representing the Seller (including any of the Seller’s Affiliates) after the Closing as such representation may relate to the Buyer, the Company, their respective Affiliates or the transactions contemplated herein. Buyer, Seller and the Company further agree that the attorney-client privilege of the Acquired Entities shall continue to belong to them following the Closing and shall not pass to or be claimed by Seller or any of its Affiliates (and any attorney-client privilege of Seller shall continue to belong to Seller following the Closing and shall not pass to or be claimed by the Acquired Entities), provided that, as to all communications before the Closing among Gunster and the Acquired Entities that relate to the transactions contemplated by this Agreement and are subject to the attorney-client privilege and the exception of client confidence, none of Buyer or any of the Acquired Entities shall disclose (nor shall Seller or Gunster be required to disclose) any such communications in any legal proceeding in support of a claim by any of them against

Seller (unless such communication is no longer subject to attorney-client privilege for reasons other than the actions of Buyer or any of the Acquired Entities). For clarity, in the event that a dispute arises between the Buyer or the Company and a third-party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Buyer (including on behalf of the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications by Gunster to such third-party.

7.    INDEMNIFICATION.

7.1    Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect until the date that is 18 months after the Closing Date; provided that the Fundamental Warranties shall survive the Closing and continue in full force and effect until expiration of the applicable statute of limitation for the subject matter of the Fundamental Warranty in question. No claim may be made (i) with respect to any alleged breach of a representation or warranty contained in this Agreement, unless notice of such claim is given to Seller or Buyer, as applicable, within the period specified in the immediately preceding sentence, in which case the survival period with respect to the applicable representation and warranty, as it relates to such claim, shall be extended until such claim is resolved, and (ii) (a) with respect to any alleged breach of any covenant or agreement in this Agreement to be performed before the Closing Date, unless notice of such claim is given to Seller or Buyer, as applicable, before or on the date that is 18 months after the Closing Date (and liability hereunder with respect to such covenants shall survive the Closing until such date) in which case such claim shall survive until such claim is resolved, and (b) with respect to any alleged breach of any covenant or agreement in this Agreement to be performed following the Closing Date, unless notice of such claim is given to Seller or Buyer, as applicable, before the expiration of the applicable statute of limitation for the subject matter of the covenant or agreement in question, in which case such claim shall survive until such claim is resolved. The covenants and agreements of the Parties contained in this Agreement and the Ancillary Agreements to be performed following the Closing Date shall survive the Closing Date in accordance with their terms or, if no term is stated, until they are fully performed.

7.2    Indemnification by Seller.

7.2.1    Seller agrees, subject to the other terms, conditions and limitations of this Article 7, to indemnify Buyer and its Affiliates and each of their respective directors, officers, employees and representatives (collectively, the “Buyer Indemnified Parties”) against, and to hold the Buyer Indemnified Parties harmless from, all Losses paid, suffered, incurred or accrued by any Buyer Indemnified Party arising out of or related to: (a) any breach of any representation or warranty of Seller set forth in Article 3 or any Ancillary Agreement; (b) any Indemnified Taxes; (c) any Excluded Company Liabilities; or (d) any inaccuracy in the Closing Financial Certificate.

7.2.2    Seller agrees, subject to the other terms, conditions and limitations of this Article 7, to indemnify the Buyer Indemnified Parties against, and to hold the Buyer Indemnified Parties harmless from, all Losses paid, suffered, incurred or accrued by any Buyer Indemnified Party arising out of or related to: (a) any breach of any representation or warranty of Seller set forth in Article 4, or (b) any failure by Seller to perform or comply with any covenant or agreement in this Agreement or any Ancillary Agreement.

7.2.3    Seller shall not have any obligation to indemnify any Buyer Indemnified Party pursuant to Section 7.2.1(a) or Section 7.2.2(a): (i) unless and until the aggregate amount of Losses suffered by Buyer Indemnified Parties for which the Buyer Indemnified Parties would otherwise be entitled to indemnification pursuant to Section 7.2.1(a) exceeds Seventy Five Thousand Dollars ($75,000) (the “Deductible”) (in which case Seller shall be liable for all Losses in excess of the Deductible); and (ii), subject to the additional limitations in Section 7.8, to the extent the aggregate amount of Losses suffered by Buyer Indemnified Parties exceeds the sum of the Third Installment Payment and the Fourth Installment Payment; provided that the limitations contained in this Section 7.2.3 shall not apply with respect to (x) any breaches of, or inaccuracy in, any Fundamental Warranties made by Seller in this Agreement or (y) any claims of, or causes of action arising from, the intentional fraud of Seller with respect to any representation or warranty contained in this Agreement.

7.2.4    The total amount of indemnification payments that Seller can be required to make to the Buyer Indemnified Parties with respect to any breaches of, or inaccuracy in, any Fundamental Warranties made by Seller in this Agreement under Section 7.2.1(a), under Section 7.2.1(b)-(d) or under Section 7.2.2(a) shall be limited to the amount of Total Consideration.

7.2.5    Any claim for indemnification shall be calculated net of all insurance proceeds, if any, actually received by a Buyer Indemnified Party in respect of the same matter as the claim for indemnification against Seller, less any increase in premiums or other recovery costs or expenses as a result of such claim for insurance proceeds; provided, however, that (i) in the event that the Company has purchased and fully paid for an insurance policy that is in effect on the Closing Date and such insurance policy covers Losses which are otherwise indemnifiable under Section 7.2.1(a) or Section 7.2.1(c), then a Buyer Indemnified Party shall exercise commercially reasonable efforts to recover such Losses from such insurance policy (provided that (x) doing so does not limit the coverage amount available under such insurance policy for insurance claims for matters which are not indemnifiable under Section 7.2.1(a) or Section 7.2.1(c), (y) doing so will not preclude a Buyer Indemnified Party from first making a claim under Section 7.2.1(a) or Section 7.2.1(c) to reserve its rights hereunder, and (z) in no event will a Buyer Indemnified Party be required to pursue such insurance recovery for a period beyond three (3) months or commence litigation, arbitration or any other similar legal proceeding in order to enforce collection of such insurance recovery) and (ii) except as expressly set forth in the preceding clause (i) no Buyer Indemnified Party shall have any obligation to make insurance claims or otherwise take any action to obtain such payments from an insurer relating to any Losses for which it is seeking indemnification or has obtained indemnification pursuant to this Article 7, and if a Buyer Indemnified Party elects not to make any such insurance claim, such Losses shall in no way be reduced and the right of such Indemnified Party to pursue indemnification for such Losses from the Seller hereunder shall not be limited in any respect.

7.3    Indemnification by Buyer. Buyer agrees, subject to the other terms, conditions and limitations of this Article 7, to indemnify Seller and its Affiliates and each of their respective directors, officers, employees and representatives (collectively, the “Seller

Indemnified Parties”), against, and hold the Seller Indemnified Parties harmless from, all Losses paid, suffered, incurred or accrued by any Seller Indemnified Party arising out of or related to: (a) any breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Agreement; or (b) any failure by Buyer to perform or comply with any covenant or agreement contained in this Agreement or any Ancillary Agreement. The total amount of indemnification payments that Buyer can be required to make to the Seller Indemnified Parties shall be limited to the amount of Total Consideration.

7.4    Matters Involving Third Parties.

7.4.1    If any third-party notifies any Party (the “Indemnified Party”) of any matter (including any Proceeding by or in respect of such third party) (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof; provided that the failure of the Indemnified Party to give such prompt notice shall not relieve the Indemnifying Party of its obligations under this Article 7 except to the extent (if any) that the Indemnifying Party shall have been actually materially prejudiced thereby.

7.4.2     The Indemnified Party shall determine and conduct the investigation, defense and the settlement, adjustment or compromise of any Third-Party Claim. All of the reasonable costs and expenses incurred by the Indemnified Party in connection with such investigation, defense, settlement or resolution of such claim and the enforcement and protection of its rights under this Agreement in respect thereof (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) (“Defense Expense Amounts”) shall be included in the Losses for which the Indemnified Party may seek indemnification pursuant to a claim hereunder, and all Defense Expense Amounts shall be indemnified hereunder regardless of whether it is ultimately determined that such Third-Party Claim itself is indemnifiable hereunder.

7.4.3    The Indemnifying Party shall have the right to receive copies of all pleadings, notices and material written communications with the third party claimant or its counsel with respect to the Third-Party Claim (to the extent that receipt of such documents by the Indemnifying Party does not affect any privilege relating to the Indemnified Party and subject to execution by the Indemnifying Party of a standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information). The Indemnifying Party may participate in the defense of the Third-Party Claim at its own expense (provided the Indemnifying Party may not unilaterally submit or file any pleadings or motions or subpoena any witnesses in any Proceeding related to such Third-Party Claim. However, the Indemnified Party shall have the right in its sole discretion to ultimately determine and conduct the defense of the Third-Party Claim and the settlement, adjustment or compromise of the Third-Party Claim, so long as such determinations are commercially reasonable.

7.4.4    No settlement, adjustment or compromise of any such Third-Party Claim with any third-party claimant shall be determinative of the amount of Losses relating to such matter, except for any such settlement, adjustment or compromise entered into with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given if (i) the Indemnifying Party unreasonably withholds its consent, or (ii) the Indemnifying Party has not objected within 15 days after a written request for such consent by Indemnified Party. In the event that the Indemnifying Party has consented to any such settlement, adjustment or compromise, the Indemnifying Party shall have no power or authority to object under any provision of this Article 7 to the amount of any claim by or on behalf of the Indemnified Party for indemnification with respect to Losses related to, arising out of or in connection with such settlement, adjustment or compromise.

7.5    Interpretation of Representations and Warranties. For the purposes of this Article 7, each representation or warranty in this Agreement or any Ancillary Agreement delivered pursuant hereto or thereto shall be interpreted without reference or giving effect to any materiality qualification or limitation set forth in such representation and warranty, including the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” (which instead shall be read as any adverse effect), “material adverse change,” “immaterial” or “materially” for the purposes of determining both the existence of a breach of such representation or warranty and the amount of Losses resulting from such breach of such representation or warranty.

7.6    Characterization of Indemnification Payments. All indemnification payments under this Article 7 shall be deemed adjustments to the purchase price for the Shares, except as other required by applicable Law. If, contrary to the intent of the Parties as expressed in the preceding sentence, any payment made pursuant to this Article 7 is not treated as purchase price for the Shares and is treated as Taxable income of an Indemnified Party, then, subject to the other terms, conditions and limitations of this Agreement, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from any Liability for additional net Taxes attributable to the receipt of such payment.

7.7    Offset Rights. Subject to Section 7.8, Buyer shall have the right to withhold or offset any amount that any Buyer Indemnified Party in good faith claims is owed to such Buyer Indemnified Party under this Article 7 and is the subject of a pending indemnification claim notice delivered by Buyer to Seller against any payment owed by Buyer or any of its Affiliates to Seller or any of its Affiliates under this Agreement; for clarity, (i) the fact that any such amounts were withheld or offset by Buyer or any of its Affiliates shall not be deemed to constitute evidence of the validity of such indemnification claim, (ii) Buyer shall continue to carry the burden of proof that it is rightfully entitled to indemnification under this Article 7 with respect to such indemnification claim, and (iii) to the extent that it is determined pursuant to the terms of this Article 7 that Buyer is not so entitled to indemnification with respect to any of such withheld or offset amounts, then such amounts shall promptly be paid over by Buyer to Seller. For clarity, to the extent that it has been determined pursuant to the terms of this Article 7 that Buyer is entitled to indemnification with respect to a particular indemnification claim, the amount awarded or owed to Buyer may be offset against any payment owed by Buyer or any of its Affiliates to Seller or any of its Affiliates under this Agreement without further dispute or objection by Seller. The withholding and offset rights set forth in this Section 7.7 shall in no way be deemed to limit or override such Buyer Indemnified Party’s other remedies and rights under this Agreement, and Buyer’s exercise of its rights under this Section 7.7 shall in no way be deemed a waiver of any other remedies or rights of the Buyer Indemnified Parties.

7.8    Release of Installment Payments.

7.8.1    The sole source of indemnification that Seller can be required to make to the Buyer Indemnified Parties with respect to Losses arising out of or relating to any breach of or inaccuracy in any representation or warranty set forth in Article 3 (other than Fundamental Warranties) shall be the right of the Buyer to offset the amount of any such Losses against the Third Installment Payment, and following exhaustion of the Third Installment Payment, the Fourth Installment Payment, before the payment thereof to Seller.

7.8.2    Subject to Section 7.8.1, within 5 Business Days after each of the dates that are 6, 12, 18 and 24 months after the Closing Date (the “Installment Release Dates”), Buyer shall pay to Seller an amount equivalent to (A) the First Installment Payment, Second Installment Payment, Third Installment Payment and Fourth Installment Payment, respectively (after all set offs, offsets and retentions by Buyer pursuant to this Agreement), minus (B) any amounts necessary to satisfy any unresolved claims for Losses theretofore asserted by the Buyer Indemnified Parties pursuant to Section 7.2 (such amounts relating to such unresolved claims are collectively referred to as the “Unresolved Portion”), by wire transfer of immediately available funds to an account specified by Seller. At all times before the release of any remaining Installment Payment, Buyer shall be entitled to commingle the funds constituting the Installment Payments with the general funds of Buyer or its Affiliates. For avoidance of doubt, the Parties agree that nothing in this Section 7.8.1 or any other provision of this Agreement shall be interpreted as an agreement by Seller that it is not entitled to dispute Buyer’s right to retain the Unresolved Portion or dispute any setoff, offset or retention of or against the Installment Payments, and in the event Seller disputes any such setoff, offset or retention that has been made by Buyer, and the Parties are unable to resolve such dispute consensually, a Party may submit such dispute to the Chosen Courts.

7.8.3    If there is an Unresolved Portion of any Installment Payment as of the applicable Installment Release Date, Buyer shall continue to retain the Unresolved Portion from and after the Installment Release Date until the final resolution of the claims giving rise to the Unresolved Portion, and following the final resolution in accordance with the terms of this Agreement of all such claims and the retention by Buyer of all amounts from the Unresolved Portion payable to the Buyer Indemnified Parties with respect to such claims, Buyer shall pay to Seller the remaining balance, if any, of the Unresolved Portion, by wire transfer of immediately available funds to an account specified by Seller.

7.9    Exclusive Remedy. The parties acknowledge and agree that their sole and exclusive money damages remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to the indemnification provisions set forth in this Article 7. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all claim period or liability limits for such breaches in excess of those set forth in this Article 7. Nothing in this Section 7.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 6.1, 6.2, or 6.4 or to seek any remedy on account of intentional fraud by any Party hereto or any other Person.

7.10    Certain Limitations.

7.10.1    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages relating to the breach or alleged breach of this Agreement, unless such damages are associated with a Third-Party Claim.

7.11    Insurance Coverage. Before the Closing, Seller has caused the Company to purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail”) for the directors and officers of the Company and any subsidiaries in a form mutually acceptable to Company and Buyer, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the directors’ and officers’ liability insurance coverage currently maintained by the Company. Buyer will not, and will cause the Company not to, cancel the D&O Tail during its term.

7.12    Buyer Change of Control. If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its subsidiaries shall assume the obligations set forth in this Article 7, including by operation of law.

8.    TAX MATTERS.

8.1    Pre-Closing Returns. The Seller shall prepare or cause to be prepared all income Tax Returns on Form 1120S (and any comparable forms under other applicable Law) required to be filed by the Company for Taxable periods ending on or before the Closing Date which are filed after the Closing Date (the “Pre-Closing Returns”) in accordance with applicable Law and consistent with past practice. The Seller will provide all Pre-Closing Returns to Buyer for review and approval (which approval will not be unreasonably withheld, delayed or conditioned) at least fifteen (15) business days before the due date for such Pre-Closing Returns (including any applicable extensions) and shall make any changes thereto reasonably requested by Buyer.

8.2    Tax Sharing Agreements. All contracts, agreements, or other arrangements regarding the sharing or allocation of either Liability for Taxes or payment of Taxes to which Acquired Entity is a party or by which any Acquired Entity is bound will be terminated as of the Closing Date (and will have no further effect for any Tax period).

8.3    Pre-Closing Tax Actions.

8.3.1    The Company will (i) timely file, or cause to be filed, all Tax Returns required to be filed by or with respect to any Acquired Entity with a due date (including any applicable extensions) on or before the Closing Date, and (ii) timely pay, or cause to be paid, all Taxes shown as due on such Tax Returns. All such Tax Returns will be prepared by Company or the applicable subsidiary in accordance with applicable Law and past practice. The Company will provide all such Tax Returns to Buyer for review and approval at least fifteen (15) business says before the due date for such Tax Returns (including any applicable extensions).

8.3.2    The Company will (i) promptly notify Buyer if any Acquired Entity receives from any Governmental Entity any (A) notice indicating an intent to commence any Tax Proceeding, (B) notice of deficiency, proposed adjustment, notice of assessment, or notice of lien with respect to Taxes (whether claimed, proposed, asserted, or assessed), or (C) request for information with respect to Taxes, (ii) promptly provide Buyer a written description of such matter in reasonable detail (including a copy of any materials received from the Governmental Entity), and (iii) take no action with respect to such matter without the prior written consent of Buyer.

8.3.3    Before the Closing, no Acquired Entity will, without the prior written consent of Buyer, (i) amend any previously filed Tax Return, (ii) incur any material Liability for Taxes, except in the ordinary course of business, (iii) make, revoke, or change any Tax election, (iv) adopt or change any Tax accounting method or Tax accounting practice, (v) enter into any agreement to extend or waive the statutory period of limitations for the assessment or collection of any Tax, (vi) enter into any settlement, agreement, or consent with respect to any claimed, proposed, or asserted Tax deficiency or assessment of Tax, or (vii)  settle, adjust, or compromise any Tax audit or other Tax Proceeding.

8.4     Cooperation on Tax Matters.

8.4.1    Buyer and Seller agree to furnish, or cause to be furnished to the other, upon request and as promptly as practicable, such information (including access to books and records of the Company) and assistance related to the Acquired Entities as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit or the prosecution or defense of any Proceeding related to any proposed Tax adjustment of the Company. Buyer and Seller shall keep all such information and documents received by them confidential unless otherwise required by Law.

8.4.2    Buyer and Seller agree to retain, or cause to be retained, all books and records of the Acquired Entities until the applicable period for assessment of Taxes under applicable Law (giving effect to any and all extensions or waivers) has expired and such additional period as necessary for any administrative or judicial Proceedings related to any proposed assessment, and to abide with all record retention agreements entered into with any Taxing authority. Buyer and Seller agree to give the other reasonable notice before transferring, discarding or destroying any such books and records related to Tax matters and, if so requested, Buyer and Seller shall allow the requesting Party to take possession of such books and records. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to disclose to Seller any consolidated, combined, affiliated or unitary Tax Return which includes Buyer or any of its Affiliates or any Tax related work papers.

8.4.3    Buyer and Seller shall cooperate with each other in the conduct of any Proceedings for any Tax purposes related to the Acquired Entities and shall each execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Agreement.

8.5    Section 338 Elections. The Seller, as the sole “S corporation shareholder” (within the meaning of Treasury Regulations Section 1.338(h)(10)-1(b)(5)) will cooperate and join with Buyer (at Buyer’s option) in making an election under Section 338(h)(10) of the Code, and any comparable provision of other applicable Law (collectively, the “Section 338 Elections”) with respect to the purchase and sale of the Shares hereunder. Seller will execute 2 IRS Forms 8023 (and any comparable forms under other applicable Law) at the Closing or at such other time as Buyer may reasonably request or as required by the Code in order to effectuate the Section 338 Elections. In connection with making the Section 338 Elections, Buyer will prepare and deliver to Seller a reasonable allocation of the “aggregate deemed sale price” within the meaning of Treasury Regulations Section 1.338-4, and the “adjusted grossed-up basis,” within the meaning of Treasury Regulations Section 1.338-5, based on reasonable market values, among the assets of the Company on IRS Form 8883 in accordance with Treasury Regulations Section 1.338-6 and 1.338-7 (the “Section 338 Allocation”) at least 30 days before the filing of such Section 338 Allocation, which Section 338 Allocation shall be acceptable to Seller (such acceptance not to be unreasonably withheld, conditioned, or delayed). If Seller disagrees with the proposed Section 338 Allocation, then Buyer and Seller will meet and negotiate in good faith to resolve the disagreement for a period of fifteen (15) days. If the disagreement cannot be resolved within such thirty-day period, then the Section 338 Allocation shall be finally determined by an nationally recognized accounting firm that is mutually acceptable to Buyer and Seller and any final Section 338 Allocation shall be final and binding on Buyer and Seller. Seller agrees to cooperate with Buyer, and to furnish Buyer with such information as Buyer reasonably requests, for purposes of determining such allocation. If Buyer determines to make the Section 338(h)(10) Elections, Seller will file all Tax Returns in a manner consistent with the Section 338 Elections and the Section 338 Allocation. Seller will pay any Tax attributable to the purchase and sale of the Shares hereunder and the making of the Section 338 Elections (including any Taxes imposed under Section 1374 of the Code and any comparable forms under other applicable Law). Neither the Company nor Seller will take or allow to be taken any action that could result in the inability of Seller or Buyer to make valid Section 338 Elections.    In connection with the Section 338 Elections, Buyer shall pay to Seller the amount by which Taxes incurred by Seller with respect to the sale of Shares exceed the Taxes which the Seller would have incurred from the sale of Shares if the Section 338 Election had not been made (the “Gross-up Payment”). The Gross-up Payment shall be computed using an assumed tax rate on long-term capital gains of Twenty Percent (20.00%) (the “Assumed Capital Gains Rate”) and an assumed Tax rate on income or gains other than long-term capital gains of Thirty-Seven Percent (37.00%) (the “Assumed Non-Capital Gains Rate”), and shall be equal to the sum of (i) the increased tax Liability of Seller resulting from the deemed sale of assets and liquidation of the Company for Tax purposes based on the Section 338 Elections (as opposed to a sale of the stock if the Section 338 Elections had not been made), and (ii) the increased Tax liability of Seller as a result of receipt of the amounts described in the immediately foregoing clause (i) of this clause (ii). For the purpose of determining the Gross-up Payment, (v) it will be assumed that the Seller has a long-term holding period in the Shares, (w) no tax items of Seller other than such Seller’s tax basis in the Shares and the Tax items allocated to such Seller from the Company (or recognized by such Seller) as a result of the deemed sale of assets and liquidation of the Company pursuant to the Section 338 Elections will be considered in the determination, (x) the Assumed Capital Gains Rate shall be used to determine the Tax liability of Seller upon the sale of the Shares if the Section 338 Elections had not been made, (y) the

Assumed Capital Gains Rate shall be used to determine the Tax liability of Seller on any gain allocated to such Seller from the deemed sale of assets qualifying for long-term capital gain upon the deemed sale of assets of the Company pursuant to the Section 338 Elections and any gain recognized by such Seller on such Seller’s Shares resulting from the deemed liquidation of the Company pursuant to the Section 338 Elections and (z) the Assumed Non-Capital Gain Rate shall be used to determine the Tax liability of Seller on any income or non-long-term capital gains allocated to such Seller from the deemed sale of assets pursuant to the Section 338 Elections. Seller shall deliver a schedule showing the computation of the Gross-up Payment (the “Gross-Up Calculation”) to Buyer within thirty (30) days of Seller’s acceptance of the Section 338 Allocation which Gross-Up Calculation shall be acceptable to Buyer (such acceptance not to be unreasonably withheld, conditioned, or delayed). If Buyer disagrees with the proposed Gross-Up Calculation, then Buyer and Seller will meet and negotiate in good faith to resolve the disagreement for a period of thirty (30) days. If the disagreement cannot be resolved within such thirty-day period, then the Gross-Up Calculation shall be finally determined by the Accounting Firm and, absent manifest error, any final Gross-Up Calculation shall be final and binding on Buyer and Seller. The payment of the Gross-up Payment by Buyer to Seller shall be made within ten (10) days following Buyer’s and Seller’s finalization of the Gross-Up Calculation pursuant to this paragraph.

9.    MISCELLANEOUS.

9.1    Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement related to the subject matter of this Agreement before the Closing without the prior consent of the other Party; provided that nothing in this Section 9.1 shall prevent any Party from: (a) making any disclosure it believes in good faith it is required to make by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party shall use its best efforts to advise the other Party before making the disclosure); (b) discussing this Agreement or the Ancillary Agreements or their contents or the transactions contemplated hereby or thereby with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions; or (c)  enforcing its rights hereunder.

9.2    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided that the Buyer Indemnified Parties and the Seller Indemnified Parties are intended third-party beneficiaries of Article 7 and the Company managers and employees that are to be paid the Employee Installment Payments are intended third-party beneficiaries of Article 2.

9.3    Entire Agreement. This Agreement, together with any Annexes, Exhibits, the Disclosure Schedule and the Ancillary Agreements, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, including that certain letter of intent, dated August 19, 2018, by and between Buyer and the Company, and the Parties agree that, effective as of the Agreement Date, such letter of intent shall be of no further force and effect.

9.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective personal representatives, heirs, successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior consent of each other Party; provided that Buyer may assign any or all of its rights, interests or obligations hereunder to one or more of its Affiliates without such prior consent, so long as Buyer still remains responsible for such obligations thereafter.

9.5    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or electronic means including .pdf form), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.6    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when sent, if sent by electronic mail before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Seller: As set forth on Schedule 9.7	Copy to (which shall not constitute notice): Gunster, Yoakley & Stewart, P.A. 450 E Las Olas Blvd., Suite 1400 Fort Lauderdale, FL 33301 Attn: Gregory K. Bader Email: gbader@gunster.com

If to Buyer: QuinStreet, Inc. 950 Tower Lane, 6th Floor Foster City, CA 94404 Attn: Tim Stevens Email: tstevens@quinstreet.com	Copy to (which shall not constitute notice): Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 550 Allerton Street Redwood City, CA, 94063 Attn: Andrew Luh Email: aluh@gunder.com

9.8    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

9.9    VENUE. EACH PARTY HERETO AGREES THAT IT WILL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY EXCLUSIVELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR FEDERAL COURTS SITTING IN WILMINGTON, DELAWARE (THE “CHOSEN COURTS”) AND SOLELY IN CONNECTION WITH CLAIMS ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS (AND APPROPRIATE APPELLATE COURTS THEREFROM), (B) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (C) TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (D) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING WILL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 9.7.

9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT IT: (A) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (B) MAKES THIS WAIVER VOLUNTARILY; AND (C) HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER IN THIS SECTION 9.10.

9.11    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. No waiver by any Party of any condition or provision of this Agreement or any default, misrepresentation or breach of any representation, warranty, covenant or agreement hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such a waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of any representation, warranty, covenant or agreement hereunder, or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.12    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.13    Payments. Except as otherwise provided in this Agreement or in an Ancillary Agreement, all payments pursuant to this Agreement shall be made by wire transfer in United States dollars in same day or immediately available funds.

9.14    Expenses. Except as otherwise provided in this Agreement, Seller and Buyer shall bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by Seller, and Buyer and Seller agree to file all necessary documentation (including all Tax Returns) with respect to such Transfer Taxes in a timely manner, and, if required by applicable Law, Buyer and Seller will, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

9.15    Further Assurances. After the Closing Date, Seller shall, from time to time, at Buyer’s request, execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, as Buyer may reasonably require in order to fully effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

9.16    Construction.

9.16.1    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.16.2    Unless the context otherwise requires, as used in this Agreement, (a) “including” and its variants mean “including, without limitation” and its variants, and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (b) words defined in the singular have the parallel meaning in the plural and vice versa; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, the Disclosure Schedule and any Annexes and Exhibits hereto; (d) all Sections, Articles, Annexes and Exhibits referred to herein are, respectively, Sections and Articles of, and Annexes and Exhibits to, this Agreement; (e) words importing any gender shall include other genders; (f) a dollar figure ($) used in this Agreement shall mean United States dollars; (g) any reference to “days” means calendar days, unless Business Days are expressly specified; and (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

9.16.3    A reference to: (a) a notice, consent or approval to be delivered under or pursuant to this Agreement means a written notice, consent or approval; (b) any Person includes such Person’s successors and assigns to the extent such successors or assigns are permitted by the terms of the applicable agreement; and (c) any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.17    Disclosure Schedule. Nothing in the Disclosure Schedule or any other schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such schedule identifies the exception with reasonable particularity or such exception is reasonably apparent from the face of the disclosed exception, provided, however, that any information disclosed in any schedule shall be deemed to be disclosed and incorporated in all other schedules and sections of the Agreement to the extent that the relevance of such disclosure in such other schedules and sections is clear on its face, upon a reading of the disclosure together with the corresponding representation and warranty and without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other schedule or section. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself.

9.18    Incorporation of Annexes, Exhibits and Disclosure Schedule. The Annexes, Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

9.19    Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, consultant, agent, attorney or other representative of any Party hereto or of any Affiliate of any Party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party hereto under this Agreement or for any claim or Proceeding based on, in respect of or by reason of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 9.19 will limit the liability of any Person (whether or not a Party to this Agreement) for intentional fraud by such person or of which such person had knowledge.

IN WITNESS WHEREOF, the Parties hereto have executed this Share Purchase Agreement on the date first above written.

BUYER: QuinStreet, Inc.

By:	/s/ Doug Valenti
Name:	Doug Valenti
Title:	Chief Executive Officer

THE COMPANY AmOne Corp.

By:	/s/ Roderick M. Romero
Name:	Roderick M. Romero
Title:	CEO

SELLER:

/s/ Roderick M. Romero
Roderick M. Romero